EXHIBIT 10.1

Execution Version

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO/HGI PRODUCTION PARTNERS, LP

i

v

AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF EXCO/HGI PRODUCTION PARTNERS, LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EXCO/HGI PRODUCTION PARTNERS, LP, a Delaware limited partnership (the “Partnership”), effective as of February 14, 2013, is entered into by and among EXCO/HGI GP, LLC, a Delaware limited liability company, as the General Partner, EXCO Holding MLP, Inc., a Texas corporation (“EXCO Holding”), as an Initial Limited Partner and in its capacity as the Organizational Limited Partner, and HGI ENERGY HOLDINGS, LLC, a Delaware limited liability company (“HGI Energy”), as an Initial Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.  Unless the context otherwise requires, capitalized terms shall have the respective meanings ascribed to them in Article I.

R E C I T A L S

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Act, pursuant to the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 9, 2013;

WHEREAS, prior to the Closing Date, the Partnership was governed by the Agreement of Limited Partnership of the Partnership, dated January 4, 2013 (the “Original Partnership Agreement”), entered into by the General Partner and the Organizational Limited Partner; and

WHEREAS, the parties desire that the Original Partnership Agreement be amended and restated in its entirety by this Agreement and the Partnership be governed by the Delaware Act and this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained and to induce the parties hereto to enter into this Agreement, it is agreed as followed:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“100% Affiliate” means (a) with respect to any Person, another Person that has beneficial ownership of all of the outstanding Equity Interests of such first Person, has all of its outstanding Equity Interests beneficially owned by such first Person or has all of its outstanding Equity Interests beneficially owned by the same Person who has beneficial ownership of all of the outstanding Equity Interests of such first Person (including for these purposes where the relevant outstanding Equity Interests are held through a chain of ownership in which each Person owns all of the outstanding Equity Interests the next relevant Person) or (b) with respect to any investment fund or similar vehicle, a Person who Controls, is Controlled by, or is under common Control with, such investment fund or similar vehicle.

“Accredited Investor” is defined in Section 10.4(h).

“Additional Units” is defined in Section 5.2(b).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and among the Operating Company, Vernon Gathering, the General Partner, the Partnership and EXCO.

“Affiliate” means any Person that is a Subsidiary of, or directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person in question; provided, that notwithstanding the foregoing, (i) each Partner and its Affiliates will be deemed not to be Affiliates of the Partnership or any of its Subsidiaries and (ii) each Partner and its Affiliates will be deemed not to be an Affiliate of any other Partner or its Affiliates unless there is a basis for such Affiliation independent of such Partners’ respective ownership or Control of the Partnership.

“Affiliate Transfer” means a Transfer by a Limited Partner of Limited Partner Interests to a 100% Affiliate of such Limited Partner that remains a 100% Affiliate of the Transferor at all times following such Transfer; it being understood and agreed that if and when such 100% Affiliate ceases to be a 100% Affiliate of such Limited Partner, it will be deemed to be a new Transfer of the Limited Partner Interests held by such 100% Affiliate, which would be subject to Section 4.5(c).

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution and in the case of an Adjusted Property, the Fair Market Value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d).

“Agreement” means this Amended and Restated Agreement of Limited Partnership of EXCO/HGI Production Partners, LP, as executed and as it may be amended, modified, supplemented or restated from time to time, as the context requires.

“Amended Drag-Along Notice” is defined in Section 4.9(c).

“Annual Plan” means the annual operating budget and business plan, which shall include hedging plans, on a quarterly basis established by the General Partner for the Partnership Group, including the “Annual Plan” and the “Interim Annual Plan,” as such terms are defined in Section 5.8 of the GP LLC Agreement.

“Available Cash” means, as of the date of determination with respect to any cash distribution to be made to the Partners prior to the Liquidation Date, the following, without duplication:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter (and, in the case of cash held at Subsidiaries, distributable to the Partnership) collected or received from all sources (other than Capital Contributions) and (ii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less;

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business, and the satisfaction of anticipated obligations, of the Partnership Group (including reserves for future Budgeted Capital Expenditures and any other maintenance capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters;

provided, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of any such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

“BG” means BG US Production Company, LLC, a Delaware limited liability company, and its Affiliates.

“Board” means the board of directors of the General Partner.

“Bona Fide Pledge” is defined in Section 4.5(c).

“Book Fiscal Year” is defined in Section 8.2.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Budgeted Capital Expenditures” means, as of the date of any determination, the capital expenditures approved pursuant to the then applicable Annual Plan that are reasonably required to maintain the then current production level over the long term of the Partnership Group’s oil and natural gas properties or to maintain the then current operating capacity of the Partnership Group’s other capital assets, including capital expenditures to bring nonproducing reserves into production (such as drilling and completion costs, enhanced recovery costs and other construction costs, costs to acquire reserves that replace the reserves that the Partnership Group expects to produce in the future, well plugging and abandonment costs and site restoration and similar costs).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of New York or Texas are required or authorized to close.

“Call Notice” is defined in Section 5.9(a).

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5.  The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Amount” means, as of any date of determination and with respect to each Unit, an amount equal the sum of (x) the Initial Unit Price plus (y) the aggregate amount of Capital Contributions made in respect of such Unit following the date hereof and prior to such date of determination, as appropriately adjusted for any distribution, subdivision or combination of Units.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten primary offering of Units, the amount of any underwriting discounts or commissions).

“Capital Contribution Event” is defined in Section 5.9(a).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capital Transaction” means any transaction or series of transactions involving the sale of any capital assets of the Partnership or any of its Subsidiaries that is outside the ordinary course of business, whether structured as a sale of assets, sale of Equity Interests, or otherwise.

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Certificate” is defined in Section 4.1(a).

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Change of Control” means, with respect to EXCO, a Change of Control of EXCO, with respect to Harbinger, a Change of Control of Harbinger, and with respect to any other Person, the direct or indirect (a)  sale of all or substantially all of such Person’s assets in one transaction or series of related transactions, (b) a merger, consolidation, refinancing or recapitalization as a result of which the holders of such Person’s issued and outstanding Voting Stock immediately before such transaction own or Control less than 50% of the Voting Stock of the continuing or surviving entity immediately after such transaction and/or (c) acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any Affiliates thereof (other than equity holders of such Person as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or Control, directly or indirectly, of at least 50% of the total voting power of all classes of securities entitled to vote generally in the election of such Person’s board of directors or similar governing body.

“Change of Control of EXCO” means the occurrence of any of the following events:

(1)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including, for the avoidance of doubt, any “group”), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of EXCO;

(2)           individuals who on the Closing Date constituted the board of directors of EXCO (together with any new directors whose election by such board of directors of EXCO or whose nomination for election by the shareholders of EXCO was approved by a vote of a majority of the directors of EXCO then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of EXCO then in office;

(3)           the adoption of a plan relating to the liquidation or dissolution of EXCO; or

(4)           the merger or consolidation of EXCO with or into another Person or the merger of another Person with or into EXCO, or the sale of all or substantially all the assets of EXCO (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of EXCO immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each Transferee becomes a Subsidiary of the Transferor of such assets.

Notwithstanding the foregoing, a Change of Control of EXCO shall not occur solely as a result of EXCO undergoing a management-led buyout of the public share ownership of such party resulting in the conversion of EXCO to a privately-held company, provided, that following such management-led buyout, (i) Doug Miller is, and remains for a period of not less than 12 months (or, in the case of a management-led buyout that is not sponsored by a financial buyer, 24 months), chief executive officer or executive chairman of the board of directors of EXCO or the surviving company and (ii) EXCO or the surviving company shall have the operational capability at all times during the ninety (90) days following a Change of Control of EXCO to conduct activities as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch in accordance with good oilfield practice.

“Change of Control of Harbinger” means the occurrence of any of the following events:

(1)           (x) the failure of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Harbinger Holdings, LLC and/or Harbinger Capital Partners LLC (collectively, “HCP”) or any of their affiliates or any other Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, HCP and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone (collectively, “HCP Holders”) to own 20% or greater of the outstanding Voting Stock of Harbinger or any successor thereto, and (y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including, for the avoidance of doubt, any “group”) acquires an aggregate interest in Harbinger, greater than the aggregate interest held by HCP Holders; or

(2)           the adoption of a plan relating to the liquidation or dissolution of Harbinger.

“Claims” means any pending or threatened claims, investigations or inquiries by any Governmental Authority or third party that may reasonably be expected to result in any dispute, litigation or liability.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Common Units in this Agreement, or any similar equity interests in the IPO Issuer issued in connection with the Initial Public Offering which equity interests entitle the holder(s) thereof to quarterly cash distributions of the IPO Issuer.

“Confidential Information” means information disclosed to a Partner or known by a Partner as a consequence of or through his or its relationship with the Partnership and its Subsidiaries (including information relating to the customers, employees, business methods, public relations methods, organization, procedures and techniques or finances of the Partnership and its Subsidiaries) and including in the case of any EXCO Partner, any information disclosed to or known by such EXCO Partner or any of its Affiliates as a consequence of or through its or its Affiliates’ relationship with the Partnership or its Subsidiaries (or any of their respective businesses or assets) prior to the Closing Date.  Notwithstanding the foregoing, information will not constitute Confidential Information for the purpose of this Agreement if such information is shown by a Partner to have been (a) in the possession of such Partner (or any of its Affiliates) at the time of its disclosure or becoming known as a consequence of or through his or its relationship with the Partnership and its Subsidiaries as provided in the preceding sentence, independent of such relationship, (b) in the public domain or otherwise generally known to the industry (either prior to or after the furnishing of such information hereunder) through no fault of such Partner (or any of its Affiliates) or (c) later acquired by such Partner from another source not Affiliated with such Partner if such source is not under an obligation to another party, including the Partnership, to keep such information confidential.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that Unit Purchase and Contribution Agreement, dated as of November 5, 2012, by and among EXCO, EOC, the Operating Company and HGI Energy, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Stock, by contract or otherwise.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

“Default Interest Amount” is defined in Section 5.10(c).

“Default Interest Rate” means the lesser of (a) eight percent (8%) per annum and (b) the maximum rate of interest permitted by applicable Law.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delinquent Partner” is defined in Section 5.10(a).

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depletable Property” means an oil and gas property (as defined in Section 614 of the Code).

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.

“Dilution Percentage” means 11%.

“Distribution Period” means, with respect to any Quarter, the period beginning on the first day of the Book Fiscal Year including such Quarter and ending on the last day of such Quarter.

“Drag-Along Investor Group” means any Investor Group that is seeking to exercise Drag-Along Rights in accordance with Section 4.9.

“Drag-Along Notice” is defined in Section 4.9(c).

“Drag-Along Right” is defined in Section 4.9(a).

“Drag-Along Sale” is defined in Section 4.9(a)(i).

“Drag-Along Transferee” is defined in Section 4.9(a).

“Economic Interest” means a Person’s right to share in the Net Income, Net Loss or similar items of, and to receive distributions from, the Partnership, but does not include any other rights of a Partner including the right to vote, consent or otherwise participate in the management of the Partnership or, except as specifically provided in this Agreement or required under the Delaware Act, any right to information concerning the business and affairs of the Partnership.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“Event of Withdrawal” is defined in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EXCO” means EXCO Resources, Inc., a Texas corporation.

“EXCO Group” means the EXCO Partner and its Affiliates, other than the General Partner, the Partnership and their respective Subsidiaries.

“EXCO Holding” is defined in the preamble.

“EXCO Partner” means EXCO Holding, together with its Permitted Transferees that hold Limited Partner Interests.

“Fair Market Value” means with respect to any assets, the fair market value of such assets on an arm’s length basis between a willing buyer and willing seller, as agreed to by (i) each Investor Group, or (ii) if either the EXCO Group or Harbinger Group no longer owns at least 20% of the limited liability company membership interests in the General Partner, by the

Board.  If the Investor Groups are unable to agree on such a determination of fair market value, or if any Limited Partner or group of Limited Partners holding at least 20% of the limited liability company membership interests in the General Partner objects to such determination by the Board, each of the Investor Groups or the Board and the objecting Limited Partner or group of Limited Partners, as applicable, will use their commercially reasonable efforts to agree on the selection of one Valuation Firm to complete, within 21 days of selection, a determination of such fair market value. If the Investor Groups or the Board and the objecting Limited Partner or group of Limited Partners, as applicable, are unable to agree on the selection of one Valuation Firm, then each of the Investor Groups or the Board, as applicable, will select one Valuation Firm to complete, within 21 days of selection, a determination of fair market value, and such two valuations will be delivered to such Investor Groups or the objecting Limited Partner or group of Limited Partners, as applicable, and the Partnership at the same time.  If the higher of the resulting valuations as determined by the Valuation Firms in the preceding sentence is not more than 20% greater than the lower of such resulting valuations, then such fair market value shall equal the average of the two valuations, and if such valuations are more than 20% apart as determined by the preceding sentence, then a third Valuation Firm will be selected by the first two Valuation Firms to come up with its own valuation on the basis described above (within a corresponding 21-day deadline), and such fair market value will be the average of the two of the three valuations that are the closest in value (on a dollar basis).  The determination of “Fair Market Value” in accordance with this definition shall be final and binding on the Limited Partners.

“First Refusal Interests” is defined in Section 4.6(b).

“First Refusal Notice” is defined in Section 4.6(c).

“First Refusal Notice Deadline” is defined in Section 4.6(c).

“First Refusal Period” is defined in Section 4.6(b).

“Foreclosure” is defined in Section 4.5(c).

“GAAP” means the United States generally accepted accounting principles.

“Gas Marketing Agreement” means that certain Marketing Agreement, dated as of the Closing Date, by and between EOC and the Operating Company.

“General Partner” means EXCO/HGI GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced in part by Notional General Partner Units and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“GP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the Closing Date, by and between  EXCO Holding and HGI Energy, as amended from time to time.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Harbinger” means Harbinger Group Inc., a Delaware corporation.

“Harbinger Director” means any director designated to the Board by the Harbinger Group pursuant to the GP LLC Agreement.

“Harbinger Group” means the Harbinger Partner and its Affiliates, other than the General Partner, the Partnership and their respective Subsidiaries.

“Harbinger Partner” means HGI Energy, together with its Permitted Transferees that hold Limited Partner Interests.

“HGI Energy” is defined in the preamble.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Incapacity” means with respect to any Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to “Incentive Distribution Rights” in this Agreement, or any similar equity interest in the IPO Issuer issued in connection with the Initial Public Offering, which equity interest entitles the holder(s) thereof to an increasing percentage of cash distributions of the IPO Issuer as per unit distributions increase.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.3(a).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who Controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential Claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Indemnitee-Related Entities” is defined in Section 7.13(a).

“Initial Limited Partners” means the Investors, upon being admitted to the Partnership in accordance with Section 10.1 and the General Partner (solely with respect to the Incentive Distribution Rights issued to the General Partner pursuant to Section 5.2(a)).

“Initial Public Offering” means any underwritten initial public offering by the IPO Issuer of Common Units pursuant to an effective registration statement under the Securities Act and pursuant to which the Common Units will be listed on a National Securities Exchange and the aggregate net proceeds to the IPO Issuer (after deducting underwriting discounts and commissions) is at least 20% of the total then-outstanding Equity Interests in the Partnership or any successor hereto; provided, that an Initial Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Initial Unit Price” means with respect to the Common Units, the Specified Amount per Unit, as appropriately adjusted for any distribution, subdivision or combination of Common Units.

“Initiating Holder” is defined in Section 4.7(a).

“Investor Group” means, as the context requires, either the EXCO Group or the Harbinger Group, and “Investor Groups” means both the EXCO Group and the Harbinger Group.

“Investor” means, as the context requires, either the EXCO Partner or the Harbinger Partner, and “Investors” means both the EXCO Partner and the Harbinger Partner.

“IPO Issuer” means (i) the Partnership or (ii) an Affiliate of the Partnership or a Subsidiary of the Partnership that will be a successor to the Partnership and the issuer in an Initial Public Offering.

“Laws” means all federal, state and local statutes, laws (including common law and the Delaware Act), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, awards (including awards of any arbitrator) and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Lender” is defined in Section 4.5(c)

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Incentive Distribution Rights (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may be required by Law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Loss” is defined in Section 7.7.

“Make-Up Contribution” is defined in Section 5.10(c).

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such section).

“NDM Amount” is defined in Section 5.10(b).

“NDM Capital Account” is defined in Section 5.10(b)(ii).

“NDM Interest” is defined in Section 5.10(b)(ii).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Cash Proceeds” from a Capital Transaction means cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and cash proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received as cash, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness or other obligations relating to such properties, in each case net of (without duplication):

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including without limitation, all attorneys’ fees, accountants’ fees, advisors’ or other consultants’ fees and other fees actually incurred in connection therewith, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Capital Transaction;

(b) all payments made on any indebtedness which is secured by any assets subject to such Capital Transaction, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Capital Transaction, or by applicable Law, be repaid out of the proceeds from such Capital Transaction;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries of the Partnership as a result of such Capital Transaction;

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Capital Transaction and retained by the Partnership or any of its Subsidiaries after such Capital Transaction; and

(e) any portion of the purchase price from an Capital Transaction placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Capital Transaction or otherwise in connection with that Capital Transaction; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Partnership or any of its Subsidiaries.

“Net Income” and “Net Loss” mean, for each Tax Fiscal Year or other relevant period, an amount equal to the Partnership’s taxable income or loss for such Tax Fiscal Year or relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(c)           If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)           Gain or loss resulting from any disposition of Partnership assets (other than a Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership assets disposed of, notwithstanding that the adjusted tax basis of such Partnership assets differs from its Gross Asset Value;

(e)           Gain or loss resulting from any disposition of a Depletable Property with respect to which gain or loss is recognized for federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss;

(f)           In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Fiscal Year;

(g)           To the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment includes the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income and Net Loss; and

(h)           Notwithstanding any other provision of this definition, any items of Partnership income, gain, loss or deduction that are specially allocated pursuant to Section 6.1(d) shall not be taken into account in computing Net Income or Net Loss.

The amount of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.1(d) shall be determined pursuant to rules analogous to those set forth in this definition.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (i) after the Liquidation Date and (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions.  The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (i) after the Liquidation Date and (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions.  The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“New Interests” means Additional Units and Derivative Instruments issued or to be issued by the Partnership after the Closing Date; provided, that the term “New Interests” shall not include Additional Units or Derivative Instruments (to the extent approved by the General Partner, as applicable) issued or to be issued (i) in connection with any merger, consolidation, acquisition or any similar transaction; (ii) in connection with any reorganization or recapitalization, in each case, in which such Additional Units or Derivative Instruments are issued for or in respect of previously outstanding Units and the Percentage Interests of holders of such Additional Units issued upon completion of the transaction is the same as the Percentage Interests of such holders of previously outstanding Units prior to the completion of the transaction; (iii) to the selling Persons in connection with the acquisition by the Partnership of a Person or other assets; provided, that such Units or other equity securities are issued as consideration for such acquisition (including issuances to management of such Person in connection with such acquisition); (iv) in any underwritten public offering registered under the Securities Act pursuant to an effective registration statement; (v) as compensation to employees, officers or consultants of the General Partner, the Partnership or any Subsidiary; or (vi) to any unaffiliated debt holders of the Partnership in connection with financing transactions in which the Units or other equity securities issued do not exceed five percent (5%) of the aggregate Units held by all Partners; provided, that any such transaction described in the foregoing clauses (i) through (vi) is approved in accordance with this Agreement.

“New Interests Notice” is defined in Section 4.8(c).

“Non-Subscribing Member” is defined in Section 4.8(e).

“Non-Transferable Provisions” is defined in Section 4.5(e).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(a) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notional General Partner Unit” means a notional unit used solely to calculate the General Partner’s Percentage Interest.  Notional General Partner Units shall not constitute “Units” for any other purpose of this Agreement.  There shall initially be 1,000,000 Notional General Partner Units (resulting in the General Partner’s Percentage Interest being 2%).  If the General Partner makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.

“Oil and Gas Properties” means all or any of the following:

(a)           oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, “Oil and Gas Interests”), the leasehold estates created by Oil and Gas Interests, lands covered by Oil and Gas Interests (“Lands”), and interests in any pooled acreage, communitized acreage or units arising on account of Oil and Gas Interests or Lands pooled, communitized or unitized into such units (“O&G Units”);

(b)           oil and gas wells and injection wells located on Oil and Gas Interests, Lands or Units (“Wells”), and all Hydrocarbons produced therefrom or allocated thereto (Oil and Gas Interests, Lands, O&G Units and Wells being collectively referred to hereinafter as “Properties”);

(c)           equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with Properties,

including saltwater disposal wells, water sourcing and disposal facilities and systems, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks);

(d)           surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights relating to the Properties;

(e)           water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority relating to the Properties;

(f)           contracts primarily relating to any of the other items identified in this definition;

(g)           files, records, maps, information, and data, whether written or electronically stored, relating to any of the other items identified in this definition, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records and (v) production, facility and well records and data (including logs and cores);

(h)           geophysical and other seismic and related technical data and information relating to the Properties; and/or

(i)           rights, Claims and causes of action to the extent, and only to the extent, that such rights, Claims or causes of action are associated with other items identified in this definition.

“Operating Agreements” means the EXCO Parent Operating Agreement, dated as of the Closing Date, by and between EXCO and the Operating Company, and the EOC Operating Agreement, dated as of the Closing Date, between EOC and the Operating Company.

“Operating Company” means EXCO/HGI JV Assets, LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Organizational Limited Partner” means EXCO Holding, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Original Partnership Agreement” is defined in the recitals.

“Other Indemnification Agreement”  means one or more certificates or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by the General Partner, director of the Board or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.

“Participating Holder” is defined in Section 4.7(i)(i).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” is defined in the preamble.

“Partnership Appropriate Oil and Gas Properties” means any of the following: (a) the interests of BG in any of the Oil and Gas Properties located in East Texas and North Louisiana that were contributed to the Partnership or its Subsidiaries pursuant to the Contribution Agreement (to the extent covering the same depths and underlying assets) and/or (b) Oil and Gas Properties meeting all of the following criteria: (i) such Oil and Gas Properties are located onshore in the United States of America, (ii) the proved developed reserves of such Oil and Gas Properties comprise at least 65% of proved reserves and have a projected decline rate of 12.5% or less on an annualized basis in the three calendar years post-acquisition, (iii) undeveloped acreage contributes less than 30% of the value of such Oil and Gas Properties, (iv) substantially all of the future development opportunities on such Oil and Gas Properties could economically occur through drilling vertical wells, (v) the cash flow from such Oil and Gas Properties in the aggregate are reasonably estimated to be sufficient to cover the cost of future development and (vi) such Oil and Gas Properties are valued at an amount equal to or less than the aggregate amount of the available borrowing capacity under the any then-existing credit facility (pro forma for the acquisition), cash on hand and other sources of secured debt financing reasonably available to the Partnership or its Subsidiaries.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of Equity Interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests, but shall exclude Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of the date of determination (a) as to the General Partner with respect to Notional General Partner Units and as to any Unitholders with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units as of such date of determination and all Notional General Partner Units, and (b) as to the holders of additional Partnership Interests issued by the Partnership pursuant to Section 5.6, the percentage of each Partnership Interest as determined by the General Partner as a part of such issuance.  The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Permitted Transfer” means Affiliate Transfers.

“Permitted Transferee” means any Person that has received Partnership Interests pursuant to a Permitted Transfer.

“Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, “group” (as such term is defined in Section 13(d) of the Exchange Act) or other entity.

“Pledged Interests” is defined in Section 4.5(c)

“PR Holder” is defined in Section 4.8(b).

“Preemptive Rights” is defined in Section 4.8(b).

“Preference Amount” means, as of any date of determination and with respect to each Unit, the then-applicable Capital Amount multiplied by 110%.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Proceeding” is defined in Section 7.7.

“Proposed Transferee” is defined in Section 4.6(b).

“pro rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage

Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of such Incentive Distribution Rights in accordance with the relative number or percentage of such Incentive Distribution Rights held by each such holder.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Qualified Public Offering” means the completion of an underwritten public offering of Equity Interests in the Partnership or any successor thereto pursuant to an effective registration statement filed by the Partnership or any successor thereto with the Commission (other than (a) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (b) a registration incidental to an issuance of securities under Rule 144A of the Securities Act, (c) a registration on Form S-4 under the Securities Act or any successor form under the Securities Act, or (d) a registration on Form S-8 under the Securities Act or any successor form under the Securities Act), pursuant to which the aggregate amount of such Equity Interests for which a registration filing is made (together with the aggregate amount of such Equity Interests registered from any prior such offerings) is at least 35% of the total then-outstanding Equity Interests in the Partnership or any successor thereto, as applicable.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” is defined in Section 4.2.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Partnership, HGI Energy  and EXCO Holding.

“Regulations” means the proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Remaining New Interests” is defined in Section 4.8(e).

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi) or Section 6.1(d)(viii).

“Required Contribution” is defined in Section 5.9(a).

“ROFR Holders” is defined in Section 4.6(b).

“Sale Price” is defined in Section 4.6(b).

“Secretary of State” is defined in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Notice” is defined in Section 4.6(b).

“Shared Assets Agreement” means, collectively, (a) that certain Shared Assets/Use Agreement, dated as of even date herewith, by and among the Operating Company, EXCO and EOC, as amended, and (b) that certain Shared Assets Agreement, dated as of even date herewith, by and among the Operating Company, EOC and BG US Production Company, LLC, a Delaware limited liability company, as amended.

“Significant Transaction” means any Capital Transaction or series of Capital Transactions (whether related or unrelated) resulting in aggregate net proceeds paid to the Partnership Group exceeding fifty million dollars ($50,000,000.00).

“Simulated Basis” means the Carrying Value of any Depletable Property.

“Simulated Depletion” means, with respect to each separate Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Regulation Section 1.704-1(b)(4)(iv)(k)(2).  For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Carrying Value of such property.

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil and gas property over the amount realized from the sale or other disposition of such property.

“Specified Amount” means the quotient of the Cash Contribution (as defined in the Contribution Agreement) divided by the Investor Issued Units (as defined in the Contribution Agreement).

“Subscribing Member” is defined in Section 4.8(e).

“Subsidiary” means, with respect to any Person at any date, any other Person of which the parent, directly or indirectly, owns Equity Interests that (a) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (b) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other Persons performing similar functions for and on behalf of such Person, (c) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (d) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Tag-Along Notice” is defined in Section 4.7(a).

“Tag-Along Notice Period” is defined in Section 4.7(c).

“Tag-Along Response Notice” is defined in Section 4.7(c).

“Tag-Along Right” is defined in Section 4.7(c).

“Tag-Along Sale” is defined in Section 4.7(a).

“Tagging Holder” is defined in Section 4.7(a).

“Tax Fiscal Year” is defined in Section 8.2.

“Tax Matter” is defined in Section 9.3.

“Threshold Amount” means $1.00 per Unit per Book Fiscal Year (or for the period commencing on the date hereof and ending on September 30, 2013, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such Book Fiscal Year), subject to adjustment in accordance with Section 6.4.

“Threshold Base Amount” means, as of any date of determination and with respect to each Unit, the excess, if any, of (x) the Capital Amount over (y) the aggregate amount (or the Net Agreed Value of any distribution in kind) of distributions of proceeds (as identified by the Board) from a Significant Transaction made pursuant to Section 6.3(b) in respect of a Unit following the date hereof and prior to such date of determination, as adjusted for any distributions, subdivision or combination of Units.

“Transfer” means any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, and any direct (but, for the avoidance of doubt, excluding any indirect) pledge or grant of a security interest, in each case, whether voluntary, by operation of law or otherwise of all or any portion of a Partner’s Partnership Interest (including through a direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, but excluding any indirect pledge of or grant of a security interest, in beneficial ownership of Equity Interests or of Control of any Person which owns or Controls a Partner’s Partnership Interest, or another Person in any chain of ownership of Equity Interests or chain of Control of such Person).  Any reference to a “Transfer” by a Partner of its Partnership Interest will include any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition of beneficial ownership of Equity Interests or of Control of such Partner or of another Person in any chain of ownership of Equity Interests or chain of Control of such Partner, including through direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition of beneficial ownership of Equity Interests or of Control of one or more other Persons directly or indirectly Controlling or beneficially owning any Equity Interests in such Partner; provided, that neither (i) a transfer of securities, or a Change of Control, of the ultimate parent entity of a Partner nor (ii) the pledge or grant of a security interest in one or more other Persons directly or indirectly Controlling such Partner (as opposed to the direct pledge of or grant of a security interest in such Partner’s Partnership Interests) shall constitute a “Transfer” of a Partner’s Partnership Interest.  For the avoidance of doubt, the parties acknowledge that Harbinger Group Inc. is the ultimate parent entity of HGI Energy for purposes of the definition of “Transfer.”

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Transferee” means a Person that acquires all or any portion of a Partner’s Partnership Interest as a result of a Transfer.

“Transferor” means a Person that Transfers all or any portion of such Person’s Partnership Interest.

“Transferring Partner” is defined in Section 4.6(a).

“Unilateral Capital Contribution Event” is defined in Section 5.9(b).

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include the Common Units, but shall not include the Notional General Partner Units (or the General Partner Interest represented thereby) or the Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 5.5(d)).

 “Unrecovered Preference Amount” means, as of any date of determination and with respect to each Unit, the excess, if any, of (x) the Preference Amount over (y) the aggregate amount (or the Net Agreed Value of any distribution in kind) of all distributions made in respect of a Unit following the date hereof and prior to such date of determination, as appropriately adjusted for any distribution, subdivision or combination of Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“Valuation Firm” means a nationally recognized independent investment banking or valuation firm with expertise in the oil and gas sector.

“Vernon Gathering” means Vernon Gathering, LLC, a Delaware limited liability company.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

ARTICLE II

ORGANIZATION

Section 2.1             Formation.  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  This amendment and restatement shall become effective on the date of this Agreement.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2             Name. The name of the Partnership shall be “EXCO/HGI Production Partners, LP”.  The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner.  The words “Limited Partnership,” the letters “LP,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3             Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at that location reflected in the Certificate of Limited Partnership, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be that Person reflected in the Certificate of Limited

Partnership.  The principal office of the Partnership shall be located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of  Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4             Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the powers now or hereafter conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes (determined as if the Partnership Interests were at all times publicly traded).  To the fullest extent permitted by Law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5             Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6             Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7             Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates (excluding the Investor Groups) as soon as reasonably practicable; provided, further, that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Section 2.8             Foreign Qualification.  The General Partner is authorized to cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in any jurisdiction in which the Partnership owns property or transacts business or elsewhere where such qualification may be necessary or advisable for the protection of the limited liability of the Limited Partners or to permit the Partnership to lawfully own property or transact business, and to obtain similar qualifications for the Partnership’s Subsidiaries.  Each officer of the General Partner is authorized, on behalf of the Partnership, to execute, acknowledge and deliver all certificates and other instruments as may be necessary or appropriate in connection with the foregoing qualifications.  Further, upon request of the General Partner, each Limited Partner will execute, acknowledge and deliver all certificates and other instruments that are reasonably necessary or appropriate to obtain, continue, modify or terminate such qualifications.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1             Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2             Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3             Rights of Limited Partners.

(a)           Subject to Section 3.3(c), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited

Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i)           true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.3(a)(i) shall be satisfied if the Limited Partner is furnished the reports described in Section 8.3);

(ii)           a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii)           a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of all executed powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

(b)           The rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act, and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by Law that they do not have any rights as Partners to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c)           The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by Law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d)           Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by Law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

(e)           Notwithstanding anything to the contrary herein, none of the rights that a Limited Partner may have in respect of its limited liability company equity interests in the General Partner pursuant to the GP LLC Agreement shall be limited by this Agreement.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1             Certificates.

(a)           Notwithstanding anything to the contrary herein, unless the General Partner shall determine and authorize otherwise in respect of some or all of any classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates and shall be recorded on the books and records of the Partnership (including Exhibit A).  Partnership Interests may be evidenced by certificates in a form approved by the General Partner (“Certificates”) but there shall be no requirement that the Partnership issue Certificates to evidence Partnership Interests.  If at any time the General Partner determines to issue any Certificates, such Certificates shall on the face thereof bear the following legend reflecting the restrictions on the Transfer of such securities:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGEND ON THE BACK HEREOF”

Such Certificate shall also bear a legend on the reverse side thereof substantially in the following form:

“THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THE PARTNERSHIP INTERESTS ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF FEBRUARY 14, 2013, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

EACH PARTNERSHIP INTEREST SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION

THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. NOTWITHSTANDING ANY PROVISION OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP TO THE CONTRARY, TO THE EXTENT THAT ANY PROVISION OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IS INCONSISTENT WITH ANY NON-WAIVABLE PROVISION OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE (6 DEL. C. SECTION 8-101, ET SEQ.) (THE “UCC”), SUCH PROVISION OF ARTICLE 8 OF THE UCC SHALL CONTROL.”

(b)           If Partnership Interests are certificated, upon any Transfer of all or a portion of Partnership Interests hereunder, the Transferor shall surrender the Certificate(s) representing the Partnership Interests so Transferred to the Transfer Agent for cancellation.  If a Certificate represents a greater portion of the Transferor’s Partnership Interests than that intended for Transfer, upon surrender of such Certificate for cancellation the Transfer Agent shall issue to the Transferor a new Certificate which represents the Partnership Interests being retained by such Transferor.  If Partnership Interests are certificated, the Transfer Agent shall issue to each Transferee who is Transferred Partnership Interests pursuant to this Agreement and who is admitted to the Partnership as a Partner in accordance with Article X, a Certificate evidencing the Partnership Interests held by such Transferee.  Such Certificate shall indicate the Partnership Interests then owned by such Transferee and shall represent the Partnership Interests owned by such Transferee from time to time thereafter as set forth in the books and records of the Partnership, regardless of the Partnership Interests indicated in the Certificate.  Upon receipt of written notice or other evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of any Certificate and, in the case of any such loss, theft or destruction upon receipt of the Partner’s unsecured indemnity agreement, or in the case of any other holder of a Certificate or Certificates, other indemnity reasonably satisfactory to the General Partner or in the case of any such mutilation upon surrender or cancellation of such Certificate, the Partnership will make and deliver a new Certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate.

Section 4.2             Record Holders.  The Partnership shall keep a register or other records which reflect the Partnership Interests and any Certificates.  Except as otherwise required by law, the Partnership shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Partnership Interest (the “Record Holder”), whether or not represented by a Certificate, to receive distributions in respect of such Partnership Interest, to vote as the owner of such Partnership Interest and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Partnership Interest.

Section 4.3             Registration and Transfer of Limited Partner Interests.

(a)           The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe, the Partnership will provide for the registration and Transfer of Limited Partner Interests.

(b)           By acceptance of the Transfer of any Limited Partner Interests in accordance with this Section 4.3, each Transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1.

Section 4.4             Transfer of the General Partner’s General Partner Interest.

(a)           Subject to Section 4.5, the General Partner may at its option Transfer all or any part of its General Partner Interest without the approval of any Limited Partner.

(b)           Notwithstanding anything herein to the contrary, no Transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless the Transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement.  In a Transfer pursuant to and in compliance with this Section 4.4, the Transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the Transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.5             Restrictions on Transfers.

(a)           Notwithstanding the other provisions of this Article IV, no Transfer of any Partnership Interests shall be made if such Transfer would (i) violate the then applicable Laws or rules and regulations of the Commission, any state securities commission or any other Governmental Authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (if not already so treated or taxed) or (iv) cause the Partnership to be required to register as an investment company under the Investment Company Act of 1940 or subject the Partnership or its Subsidiaries to the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

(b)           The General Partner may impose restrictions on the Transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may impose such restrictions by amending this Agreement.

(c)           Except for transfers made pursuant to and in compliance with (x) Section 4.6, Section 4.7 and Section 4.9, or (y) the exercise of any demand or piggyback registration rights pursuant to the Registration Rights Agreement, any Transfer of Limited

Partner Interests by any Partner or any of its Affiliates shall be consummated only in accordance with this Section 4.5(c).   Prior to a Qualified Public Offering, no Limited Partner shall Transfer all or any portion of its Limited Partner Interests without the prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned) of the General Partner; provided, that such consent shall not be required for (A) a Permitted Transfer, (B) a bona fide pledge by a Limited Partner of its Limited Partner Interests (the “Pledged Interests”) to a lender of such Limited Partner or an agent for such lender (in such capacity, together with its successors and assigns, in such capacity, a “Lender”) if such Limited Partner provides at least ten (10) days advance written notice of such pledge to the non-pledging Limited Partners and such pledging arrangement provides that the non-pledging Limited Partners will have thirty (30) days to cure any default of the pledging Limited Partner prior to such Lender initiating foreclosure proceedings on the Limited Partner Interests (a “Bona Fide Pledge”) or (C) foreclosure upon Pledged Interests by a Lender (a “Foreclosure”). In the event of (1) a Foreclosure by a Lender on either (x) a pledge of a Limited Partner’s Limited Partner Interests or (y) an indirect pledge of Equity Interests of such Member by one or more Persons directly or indirectly Controlling any Equity Interests in such Member (other than a Member’s ultimate public parent company) or (2) a Transfer of Pledged Interests by a Lender to another Person, then the proportionate amount of such Limited Partner Interests subject to such Foreclosure shall, for purposes of any rights or obligations set forth herein, be treated as having been Transferred by such Limited Partner to a third party that is not an Affiliate of such Limited Partner.

(d)           In the event that a Transfer of Limited Partner Interests under this Agreement subject to Section 4.6, Section 4.7 or Section 4.9 occurs in connection with a Transfer of limited liability company equity interests in the General Partner subject to similar rights of first refusal, tag-along rights or drag-along rights under the GP LLC Agreement, such rights shall be exercised substantially concurrently with the rights under the foregoing sections of this Agreement.

(e)           Notwithstanding anything to the contrary contained herein, the rights and obligations of this Agreement that refer specifically to any Investor Group or member of an Investor Group (the “Non-Transferable Provisions”) shall be personal to such Investor Group or member of an Investor Group and may not be Transferred without the written consent of each Investor Group other than pursuant to Affiliate Transfers.  Immediately following any Transfer of a Partnership Interest by a member of an Investor Group in a manner pursuant to which the Non-Transferable Provisions are not Transferred, the Non-Transferable Provisions shall continue to apply solely with respect to that portion, if any, of such Investor Group’s Partnership Interests retained by such Investor Group.  For the avoidance of doubt, Non-Transferable Provisions include, but are not limited to, the rights and obligations set forth in Section 4.6, Section 4.7, Section 4.8, Section 4.9 and Section 4.10.

Section 4.6             Right of First Refusal.

(a)           Prior to a Qualified Public Offering, any Limited Partner seeking to Transfer Limited Partner Interests (a “Transferring Partner”), other than in a Permitted Transfer, Bona Fide Pledge or Foreclosure pursuant to Section 4.5(c), shall be subject to the provisions of Section 4.6(b) through Section 4.6(i) in connection with the Transfer of such Limited Partner Interests.

(b)           If a Transferring Partner subject to this Section 4.6(b) desires to Transfer all or any portion of its Limited Partner Interests to any Person (other than pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure), the Transferring Partner shall give written notice (the “Seller’s Notice”) to the Investor Groups that own a Percentage Interest of at least 25% of the outstanding Limited Partner Interests (except, if the Transferring Partner is a member of one of the Investor Groups, its own Investor Group) (the “ROFR Holders”) at least thirty (30) days prior to the closing of the Transfer (such period herein referred to as the “First Refusal Period”), stating that the Transferring Partner intends to make such proposed Transfer, identifying the material terms and conditions of such Transfer, including the name and address of the prospective purchaser or transferee (the “Proposed Transferee”), the number of Limited Partner Interests proposed to be sold or acquired pursuant to the offer (the “First Refusal Interests”) and the per Limited Partner Interest purchase price which the Proposed Transferee has offered to pay for the First Refusal Interests (the “Sale Price”).  A copy of the offer, if available, shall be attached to the Seller’s Notice.

(c)           Each ROFR Holder shall have the irrevocable right and option to purchase all but not less than all of the First Refusal Interests at the Sale Price and on terms no less favorable to the Transferring Partner than those set forth in the Seller’s Notice prior to the expiration of the First Refusal Period.  Within twenty (20) days following delivery of the Seller’s Notice (the “First Refusal Notice Deadline”), each ROFR Holder shall have the right to deliver a written notice (“First Refusal Notice”) to the Transferring Partner stating whether it elects to exercise its option under this Section 4.6, and such notice shall constitute an irrevocable commitment to purchase the First Refusal Interests on the terms set forth in the Seller’s Notice.

(d)           If the ROFR Holders do not elect to purchase all of the First Refusal Interests prior to the expiration of the First Refusal Notice Deadline or notify the Transferring Partner that they do not wish to purchase all of the First Refusal Interests pursuant to Section 4.6(c), then, subject to this Article IV, the Transferring Partner shall be free, for a period of ninety (90) calendar days from the date of the expiration of the First Refusal Period, to Transfer all such First Refusal Interests to the Proposed Transferee (i) at a price per Unit equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice and (ii) subject to the terms and restrictions of this Agreement, including as set forth in this Article IV.  Any proposed Transfer of such First Refusal Interests by the Transferring Partner after the end of such 90-day period or any change in the terms of the proposed Transfer as set forth in the Seller’s Notice that are more favorable to the Proposed Transferee shall require a new Seller’s Notice to be delivered to the ROFR Holders and shall give rise anew to the rights provided in the preceding paragraphs in this Section 4.6.

(e)           If the ROFR Holders elect to purchase all of the First Refusal Interests set forth in the Seller’s Notice, such ROFR Holders shall have the right to purchase all, but not less than all, of the First Refusal Interests for cash consideration whether or not part or all of the consideration specified in the Seller’s Notice is other than cash.  If part or all of the consideration to be paid for the First Refusal Interests as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Seller’s Notice, plus the fair market value of the non-cash consideration.  The fair market value of the non-cash consideration shall be determined by the Board; provided, that if the Board does not or is unable to make such a determination of fair market value, such determination of fair market value shall be made by a Valuation Firm selected by the Board, and such firm shall be engaged and paid by the Partnership.  The determination of fair market value by such Valuation Firm (or, if such firm determines a range of fair market values, the mid-point of such range) shall be final and binding on the Transferring Partner and the ROFR Holders; provided, that, in the event of a disagreement with the determination of such Valuation Firm (but not any determination of the Board), the Transferring Partner may elect to withdraw the Transfer of the First Refusal Interests, in which case the Transferring Partner may not Transfer (including pursuant to a new First Refusal Notice) any First Refusal Interests during the ninety (90) day period immediately following the date of such withdrawal.

(f)           If the Transferring Partner receives a First Refusal Notice from more than one ROFR Holder entitled to purchase the First Refusal Interests, each such ROFR Holder shall be allocated its pro rata portion (based on the Percentage Interest of Limited Partner Interests) of the First Refusal Interests that would have been Transferred to the Proposed Transferee, unless otherwise agreed to by such ROFR Holders and the Transferring Partner.

(g)           The closing of the Transfer of the First Refusal Interests under this Section 4.6 will be held at any location agreed to by the Transferring Partner and the ROFR Holder(s) purchasing the First Refusal Interests and on a mutually acceptable date not more than ninety (90) days after a ROFR Holder delivers a First Refusal Notice (or if more than one ROFR Holder is purchasing the First Refusal Interests, a date not more than ninety (90) days following the latest of the dates that the last electing ROFR Holder delivered its First Refusal Notice).  At any closing contemplated by this Section 4.6, in consideration of the receipt of the purchase price in immediately available funds, the Transferring Partner shall Transfer to the ROFR Holder(s) all right, title and interest in and to the First Refusal Interests, free and clear of all liens, and, at the request of the ROFR Holder(s), shall execute all other documents and take other actions as may be reasonably necessary or desirable to effectuate the Transfer of the First Refusal Interests and to carry out the purposes of this Agreement.

(h)           Notwithstanding the foregoing paragraphs in this Section 4.6, in the event that the Harbinger Partner exercises its Drag-Along Rights as provided in Section 4.9, the EXCO Partner may only exercise its rights under this Section 4.6 if the EXCO Partner offers to purchase all of the Units (as defined in the GP LLC Agreement) and Common Units and other Limited Partner Interests held in the aggregate by the Harbinger Group at a price no less than 2% higher than the price offered by the Drag-Along Transferee for such securities and upon terms no less favorable than those offered by the Drag-Along Transferee.

(i)           Notwithstanding anything contained in this Section 4.6 to the contrary, there shall be no liability on the part of the Transferring Partner to the Investor Groups entitled to a Seller’s Notice if the Transfer of First Refusal Interests pursuant to this Section 4.6 is not consummated for any reason.  Whether to effect a Transfer of First Refusal Interests by the Transferring Partner to a Proposed Transferee is in the sole and absolute discretion of such Transferring Partner.

Section 4.7             Tag-Along Rights.

(a)           If, prior to the occurrence of a Qualified Public Offering, any Limited Partner proposes to Transfer all or any portion of its Limited Partner Interests to any Person other than through a Permitted Transfer, Bona Fide Pledge or Foreclosure (a “Tag-Along Sale”), such Limited Partner (the “Initiating Holder”) shall provide to each Investor Group holding the same class of Limited Partner Interests of the Partnership that are subject to the Tag-Along Sale (except, if the Initiating Holder is a member of one of the Investor Groups, its own Investor Group) notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) (which notice may also be given concurrent with any Seller’s Notice) and offer such other Investor Groups the opportunity to participate in such Transfer with respect to their Limited Partner Interests of the same class of Limited Partner Interests that are subject to the Tag-Along Sale, in accordance with this Section 4.7 (each such electing Investor Group, a “Tagging Holder”) by including in the proposed Transfer a number of the Tagging Holder’s Limited Partner Interests not to exceed the Tagging Holder’s pro rata portion (based on the Percentage Interest of Limited Partner Interests that are subject to the Tag-Along Sale) of the Limited Partner Interests being Transferred in the Tag-Along Sale.  No Tagging Holder may (i) Transfer a greater percentage of its Limited Partner Interests than the Initiating Holder is Transferring or (ii) Transfer a class of Limited Partner Interests of the Partnership different than the Initiating Holder.

(b)           The Tag-Along Notice shall identify the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Sale, including the form of the proposed agreement, if any.

(c)           From the date of its receipt of the Tag-Along Notice, each Tagging Holder shall have the right (a “Tag-Along Right”), exercisable by written notice (the “Tag-Along Response Notice”) given to the Initiating Holder within (i) ten (10) days after the end of the First Refusal Period, if the Tag-Along Notice is given during the First Refusal Period, or (ii) ten (10) days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Initiating Holder include in the proposed Transfer such number of Limited Partner Interests held by such Tagging Holder as permitted by this Section 4.7.

(d)           Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Limited Partner Interests to be Transferred in such Tag-Along Sale and a limited power-of-attorney authorizing the Initiating Holder to Transfer such Tagging Holder’s Limited Partner Interests that are subject to the Tag-Along Sale at a price and on terms set forth in the Tag-Along Notice.  Delivery of the Tag-Along Response Notice to the Initiating Holder shall constitute an irrevocable exercise and acceptance of the Tag-Along Right by such Tagging Holder.  If any Tagging Holder accepts the terms of the Tag-Along Notice, the Initiating Holder shall, to the extent necessary, reduce the number of Limited Partner Interests it otherwise would have included in such proposed Tag-Along Sale so as to permit the Tagging Holders to include in the Tag Along Sale a number of Limited Partner Interests that they are entitled to include pursuant to this Section 4.7. Each Tagging Holder shall promptly execute all other documents required to be executed in connection with such Tag-Along Sale.

(e)           If, within ninety (90) days after delivery of the Tag-Along Response Notice, the Initiating Holder has not completed the Transfer of its Limited Partner Interests on substantially the same terms and conditions set forth in the Tag-Along Notice, the Initiating Holder shall (i) return to each Tagging Holder any documents in the possession of the Initiating Holder executed by the Tagging Holders in connection with the proposed Tag-Along Sale and (ii) not conduct any Transfer of its Limited Partner Interests without again complying with this Section 4.7.

(f)           Concurrently with the consummation of the Tag-Along Sale, the Initiating Holder shall (i) notify the Tagging Holders of the consummation of such Tag-Along Sale, (ii) remit to each Tagging Holder the total consideration for the Limited Partner Interests that such Tagging Holder Transferred pursuant to the Tag-Along Sale and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Holders.

(g)           If at the termination of the Tag-Along Notice Period any Limited Partner has not elected to participate in the Tag-Along Sale, such Limited Partner shall be deemed to have waived its rights under this Section 4.7 with respect to the Transfer of its Limited Partner Interests pursuant to such Tag-Along Sale.

(h)           Notwithstanding anything contained in this Section 4.7 to the contrary, there shall be no liability on the part of the Initiating Holder to the Tagging Holders if the Transfer of Limited Partner Interests pursuant to this Section 4.7 is not consummated for any reason.  Whether to effect a Transfer of Limited Partner Interests by the Initiating Holder is in the sole and absolute discretion of such Initiating Holder.

(i)           In connection with a Tag-Along Sale, each Tagging Holder who exercises Tag-Along Rights will execute such documents, and make such representations, warranties, covenants and indemnities, as are (and when) executed and made by the Initiating Holder, provided that any such indemnification or similar obligations will be apportioned pro rata among the Limited Partners participating in the Tag-Along Sale based on the net proceeds received by them, other than with respect to representations made individually by a Limited Partner (e.g., as to such Limited Partner’s title to the applicable securities and the Transfer of such securities free and clear of all liens, and with respect to such Limited Partner’s existence, power and authority to effect such Transfer, the due execution and enforceability of the relevant documents against such Limited Partner, the absence of conflicts or required consents, absence of litigation with respect to such Limited Partner relating to such transaction and absence of obligations with respect to brokers’ fees). In connection with a Tag-Along Sale, each participating Limited Partner will also (A) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Initiating Holder to consummate such Tag-Along Sale and (D) comply with the terms of the documentation relating to such Tag-Along Sale.  In connection with a Tag-Along Sale, the General Partner will use commercially reasonable efforts to, and cause any Officer to, take all actions reasonably necessary and appropriate to facilitate such Tag-Along Sale.

Notwithstanding anything contained in this Section 4.7 to the contrary, the rights and obligations of the Limited Partners to participate in a Tag-Along Sale are subject to the following conditions:

(i)           upon the consummation of such Tag-Along Sale, all of the Limited Partners participating therein will receive the same form and amount of consideration per Common Unit or Limited Partner Interest, as the case may be, and, except for such consideration, no Initiating Holder or Tagging Holder (each, a “Participating Holder”) will receive any other payments of any nature whatsoever from the Transferee in connection with or arising from the Tag-Along Sale; and

(ii)           no Participating Holder (other than the Initiating Holder) shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each Participating Holder shall be obligated to pay only its pro rata share (based on the number of Limited Partner Interests Transferred) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Participating Holders and are not otherwise paid by the Partnership.

Section 4.8             Preemptive Rights.

(a)           Except as provided in this Section 4.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.  The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

(b)           Subject to and without limiting Section 4.8(a), the Partnership grants to each Limited Partner who is part of an Investor Group (a “PR Holder”), and each PR Holder shall have the right to purchase, in accordance with the procedures set forth herein, up to such PR Holder’s pro rata portion (based on Percentage Interest of Limited Partner Interests immediately prior to the time of sale) of any New Interests that the Partnership may, from time to time, propose to issue and sell (hereinafter referred to as the “Preemptive Rights”).

(c)           If the Partnership proposes to issue and sell New Interests, the Partnership shall notify each PR Holder in writing with respect to the proposed New Interests to be issued and sold (the “New Interests Notice”).  Each New Interests Notice shall set forth: (i) the number of New Interests proposed to be issued and sold by the Partnership and their purchase price; (ii) each PR Holder’s pro rata portion of New Interests and (iii) any other material terms and conditions, including any applicable regulatory requirements, and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than forty-five (45) days following the date of delivery of the New Interests Notice).

(d)           Each PR Holder shall be entitled to exercise its Preemptive Right to purchase such New Interests by delivering an irrevocable written notice to the Partnership within thirty (30) days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such PR Holder’s pro rata portion of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice.

(e)           Each PR Holder exercising its right to purchase its entire pro rata portion of New Interests being issued (each, a “Subscribing Member”) shall have a right of over-allotment such that if another PR Holder fails to exercise its Preemptive Right to purchase its entire pro rata portion of New Interests (each, a “Non-Subscribing Member,” including any PR Holder that fails to exercise its right to purchase its entire pro rata share of Remaining New Interests, as described below), such Subscribing Member may purchase its pro rata share, based on the relative Percentage Interest of Limited Partner Interests then owned by the Subscribing Members, of those New Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Partnership within three (3) Business Days from the date that the Partnership provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights thereunder.

(f)           If no PR Holder elects within the applicable notice periods described above to exercise its Preemptive Rights with respect to any of the New Interests proposed to be issued and sold by the Partnership, the Partnership shall have ninety (90) days after the expiration of all such notice periods to issue and sell or to enter into an agreement to issue and sell such unsubscribed New Interests proposed to be sold by the Partnership, at a price and on terms no more favorable to the purchaser than those offered to the PR Holders pursuant to this Section 4.8.

(g)           No PR Holder will be required to take up and pay for any New Interests pursuant to its Preemptive Right unless all New Interests (other than those to be taken up by such PR Holder) are sold, whether to the other PR Holders or pursuant to Section 4.8(f).

(h)           Each PR Holder may assign its rights to acquire New Interests under this Section 4.8 to, and such rights may be exercised on behalf of such PR Holder by, any 100% Affiliate of such PR Holder to whom such PR Holder would have been permitted to Transfer such New Interests immediately following such PR Holder’s acquisition thereof.

(i)           This Section 4.8 shall terminate upon a Qualified Public Offering.

Section 4.9             Drag-Along Rights.

(a)           Subject to prior compliance with Section 4.5 and Section 4.6, after the third anniversary of the Closing Date, prior to the occurrence of a Qualified Public Offering, if any Drag-Along Investor Group elects to consummate a Transfer of Limited Partner Interests to any Person or Persons (except pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure) (collectively, a “Drag-Along Transferee”) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) pursuant to which all, but not less than all, of the Limited Partner Interests and limited liability company equity interests in the General Partner, if any, held in the aggregate by such Drag-Along Investor Group would be Transferred to such Drag-Along Transferee (subject to allowance for “rollover” transactions in which the Drag-Along Investor Group and its Affiliates continue to hold no more than 20% of the equity in the General Partner and the Partnership, or their successor entity or entities, following completion of such transactions), such Drag-Along Investor Group shall have the right (a “Drag-Along Right”), upon the terms and subject to the conditions of this Section 4.9, to require all other Limited Partners to Transfer all, but not less than all, of the Limited Partner Interests held by such other Limited Partners to such Drag-Along Transferee; provided, however, that the Drag-Along Investor Group must hold at least 25% of the Units (as defined in the GP LLC Agreement) in the General Partner and at least at least 60% of the Outstanding Limited Partner Interests to exercise its Drag-Along Rights; provided, further, that such Drag-Along Investor Group must also exercise its drag-along rights under the GP LLC Agreement; and provided, further, that if all or a portion of the consideration to be received in connection with the Drag-Along Sale consists of securities of the Drag-Along Transferee or another Person, such securities must be listed on a National Securities Exchange and be (x) issued pursuant to an effective registration statement under the Securities Act or (y) subject to a demand registration rights agreement with all Limited Partners receiving such securities, on reasonable and customary terms (including mutual indemnities and piggyback registration rights) and providing for the issuer to use commercially reasonable efforts to register (upon the request of any Limited Partner) under the Securities Act the resale of all such securities received by all Limited Partners.

(i)           Subject to Section 4.9(b), each Limited Partner will Transfer all of the Limited Partner Interests it is required to Transfer in connection with the valid exercise of Drag-Along Rights by a Drag-Along Investor Group on the same terms (other than aggregate price) and conditions applicable to, and for the same type of consideration payable to, each member of the Drag-Along Investor Group, at the price calculated in accordance with Section 4.9(a)(ii) (a “Drag-Along Sale”); and

(ii)           The aggregate purchase price payable for the Limited Partner Interests purchased by a Drag-Along Transferee will be allocated, paid and distributed among the Limited Partners participating in such Drag-Along Sale based on the Percentage Interest of each such Limited Partner.  The aggregate net purchase price payable in respect of Partnership Interests and Units in the General Partner in a Drag-Along Sale pursuant to this Section 4.9 and pursuant to the GP LLC Agreement shall be allocated among such securities in the same manner as such amount would be distributed among the holders of such securities in a liquidation of the Partnership followed by a liquidation of the General Partner.

(b)           In connection with a Drag-Along Sale, each Limited Partner subject thereto will execute such documents, and make such representations, warranties, covenants and indemnities with respect to the matters set forth below, as are (and when) executed and made by the applicable Drag-Along Investor Group, and will take and cause its Affiliates to take, and cause any director designated to the Board by such Limited Partner, if applicable, to take, any and all other actions as may be reasonably necessary or advisable to consummate the Drag-Along Sale; provided, that any indemnification or similar obligations will be apportioned pro rata among the Limited Partners participating in the Drag-Along Sale based on the net proceeds received by them, other than with respect to representations and covenants made individually by a Limited Partner.  In connection with a Drag-Along Sale, each Limited Partner subject thereto will also (A) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Drag-Along Investor Group to consummate such Drag-Along Sale, (D) comply with the terms of the documentation relating to such Drag-Along Sale and (E) use commercially reasonable efforts to cause any director designated to the Board by such Limited Partner, if applicable, to facilitate and take, and cause the General Partner to facilitate and take, the actions described in the foregoing clauses (A) through (D).  In connection with any Drag-Along Sale, no Limited Partner required to participate in such Drag-Along Sale shall be required to make any representations or warranties in connection with such Transfer, other than representations or warranties made individually by such Limited Partner as to such Limited Partner’s title to the applicable securities and the Transfer of such securities free and clear of all liens, and with respect to such Limited Partner’s existence, power and authority to effect such Transfer, the due execution and enforceability of the relevant documents against such Limited Partner, the absence of conflicts or required consents, absence of litigation with respect to such Limited Partner relating to such transaction and absence of obligations with respect to brokers’ fees.

(c)           The rights set forth in this Section 4.9 will be exercised by the Drag-Along Investor Group giving written notice (the “Drag-Along Notice”) to the other Limited Partners at least thirty (30) Business Days prior to the date on which the Drag-Along Investor Group expects to consummate the Drag-Along Sale.  In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any material respect, such Drag-Along Investor Group will promptly give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each of the other Limited Partners.  The Drag-Along Investor Group shall cause each Drag-Along Notice and Amended Drag-Along Notice to set forth: (i) the name and address of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee and (iii) all other material terms of the proposed transaction, including the expected closing date of the transaction, and the Drag-Along Investor Group shall provide copies of the definitive documents and agreements relating to the Drag-Along Sale to the other Limited Partners reasonably in advance of the consummation of such Drag-Along Sale; provided, that any such document or agreement to which the other Limited Partners are not a party may be redacted to exclude provisions not directly relevant, in the Drag-Along Investor Group’s reasonable discretion, to the other Limited Partners.

(d)           Notwithstanding anything to the contrary in this Section 4.9, if the consideration in a Drag-Along Sale includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act and which may not be resold pursuant to Rule 144 (or are subject to volume limitations thereunder), each Limited Partner that is not then an Accredited Investor (without regard to Rule 501(a)(4) under the Securities Act) may be required (notwithstanding Section 4.9(a)(i)), at the request and election of the Drag-Along Investor Group, to (i) appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such Limited Partners or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the fair market value of such securities as determined by the Board in its reasonable judgment.

(e)           If some or all of the consideration received in connection with a Drag-Along Sale is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the Board; provided, that if the Board does not or is unable to make such a determination of fair market value, such determination of fair market value shall be made by a Valuation Firm selected by the Board, and such firm shall be engaged and paid by the Partnership. The determination of fair market value by such Valuation Firm (or, if such firm determines a range of fair market values, the mid-point of such range) shall be final and binding on all parties.

Section 4.10           Change of Control.

(a)           Change of Control of EXCO.  Upon a Change of Control of EXCO, the Harbinger Partner shall have the right, exercisable until the expiration of six months following notice to the Harbinger Partner by the EXCO Partner of the Change of Control of EXCO, to acquire all, but not less than all, of the Limited Partner Interests of the EXCO Partner for Fair Market Value.

(b)           Change of Control of Harbinger.  If, within a twelve-month period following a Change of Control of Harbinger, the Harbinger Directors on the Board cause the Partnership to reject each opportunity relating to Partnership Appropriate Oil and Gas Properties presented to the Partnership by the EXCO Partner pursuant to the GP LLC Agreement reasonably and in good faith and substantially consistent with past practice and (i) such opportunity is reasonably expected to be accretive to the Partnership on a per Unit basis and (ii) the Partnership has available borrowing capacity under any then-existing credit facility, cash on hand and other sources of secured debt financing reasonably available to consummate such opportunity, the EXCO Partner shall have the right, exercisable until the expiration of six months following the twelve-month anniversary of the Change of Control of Harbinger, to acquire all, but not less than all, of the Limited Partner Interests held by the Harbinger Partner for Fair Market Value.

(c)           Change of Control of Other Limited Partners.  Upon a Change of Control of any Limited Partner other than the Harbinger Partner or the EXCO Partner, the Harbinger Partner and the EXCO Partner shall each have the right, exercisable until the expiration of six months following notice to the General Partner of the Change of Control of such Limited Partner, to acquire all, but not less than all, of the Limited Partner Interests of such Limited Partner for Fair Market Value.

Section 4.11           Expenses..  Each Partner shall bear its own expenses incurred in connection with this Article IV, and any Partner effecting a Transfer pursuant to this Article IV shall reimburse the General Partner or the Partnership, as the case may be, for any expenses incurred by the General Partner or the Partnership in connection therewith.

Section 4.12           Closing Date.  Any Transfer and any related admission of a Person as a Partner in compliance with this Article IV shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

Section 4.13           Effect of Incapacity.  Except as otherwise provided herein, the Incapacity of a Partner shall not dissolve or terminate the Partnership.  In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Partner that has experienced such Incapacity shall be deemed to be the assignee of such Partner’s Economic Interest and may, subject to the terms and conditions set forth in this Article IV, become a Partner.

Section 4.14           No Appraisal Rights.  No Partner shall be entitled to any valuation, appraisal or similar rights with respect to such Partner’s Partnership Interests, whether individually or as part of any class or group of Partners, in the event of a merger, consolidation, sale of the Partnership or other transaction involving the Partnership or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 4.15           Effect of Non-Compliance.

(a)           Improper Transfers Void.  ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE IV WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER, PROVIDED, THAT ANY SUCH ATTEMPTED TRANSFER MAY BE A BREACH OF THIS AGREEMENT, NOTWITHSTANDING THAT SUCH ATTEMPTED TRANSFER IS VOID.

(b)           Other Consequences.  Without limiting the foregoing, if any Partnership Interest or Certificate representing a Partnership Interest is purported to be Transferred in whole or in part in contravention of this Article IV, the Person to whom such purported Transfer was made shall not be entitled to any rights as a Partner whatsoever, including any of the following rights:

(i)           (A) with respect to a purported Transfer of a Limited Partner Interest, to vote at a meeting of Limited Partners or to give approvals without a meeting as provided in Section 13.11 or (B) with respect to a purported Transfer of a General Partner Interest, to participate in the management, business or affairs of the Partnership;

(ii)           to receive any reports pursuant to Section 8.3 or obtain information concerning the Partnership pursuant to any other provision hereof;

(iii)           to inspect or copy the Partnership’s books or records;

(iv)           to receive any Economic Interest in the Partnership; or

(v)           to receive upon the dissolution and winding up of the Partnership the net amount otherwise distributable to the Transferor pursuant to Section 12.4.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1             Organizational Contributions.  In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial contribution to the Partnership in the amount of $20.00 in exchange for a General Partner Interest equal to a 2% Percentage Interest and was admitted as the General Partner of the Partnership.  The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 in exchange for a Limited Partner Interest equal to a 98% Percentage Interest and has been admitted as a Limited Partner of the Partnership.  As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner will be refunded.  One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution will be allocated and distributed to the Organizational Limited Partner.

Section 5.2             Contributions by the General Partner and Its Affiliates.

(a)           On the Closing Date and pursuant to the Contribution Agreement, the 1,000,000 Common Units held by the General Partner shall be automatically cancelled and the General Partner’s interests in the Partnership shall be converted into 1,000,000 Notional General Partner Units, representing a General Partner Interest with a 2% Percentage Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the Incentive Distribution Rights.

(b)           Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued pursuant to Section 5.3(a)) (any of which for purposes of this Agreement shall be “Additional Units”), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the Percentage Interest with respect to the Notional General Partner Units immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100% less the Percentage Interest with respect to the Notional General Partner Units immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriting discounts and commissions) in exchange for such additional Limited Partner Interests.  Any Capital Contribution pursuant to this Section 5.2(b) shall be evidenced by the issuance to the General Partner of a proportionate number of additional Notional General Partner Units.

Section 5.3             Contributions, Distributions and Issuances of Partnership Interests.

(a)           On the Closing Date, the EXCO Partner, the Harbinger Partner and the General Partner, as applicable, shall make the contributions, be issued the Partnership

Interests and receive the distributions, and the Partnership shall take the other actions of the Partnership, contemplated by Section 2.1 of the Contribution Agreement.

(b)           The Partnership shall, at the request of the General Partner, take the actions required of the Partnership as set forth on Annex A to the Contribution Agreement in accordance with the terms and provisions thereof.

(c)           No Initial Limited Partner shall be required to make any Capital Contributions to the Partnership, except as set forth in Section 5.9 or unless otherwise agreed to in writing by such Initial Limited Partner.

(d)           Subject to Section 5.6, additional Capital Contributions may be made to the Partnership pursuant to the issuance by the Partnership of additional Partnership Interests.

Section 5.4             Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by Law and then only to the extent provided for in this Agreement.  Unless expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5             Capital Accounts.

(a)           The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)           For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)           Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)          All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)         Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)         Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(v)          In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, amortization or Simulated Depletion, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined under the rules prescribed in Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi)         The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.  The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)           A Transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the Transferor relating to the Partnership Interest so Transferred.

(d)           (i)  Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, or the issuance of Partnership Interests as consideration for the provision of services, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its Fair Market Value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership.  In determining such Unrealized Gain or Unrealized Loss, the aggregate Fair Market Value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt.  In making its determination of the Fair Market Values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

(e)           All Partners acknowledge and agree that the initial Capital Contributions set forth on Exhibit A as of the Closing Date represent the amount of money and the Agreed Value of all property (other than money) contributed by the Partners.  The Partners acknowledge and agree that the Capital Account of each Partner as of the date hereof is equal to the amount set forth on Exhibit A as of the date hereof.

Section 5.6             Issuances of Additional Partnership Interests and Derivative Instruments.

(a)           Subject to Section 4.8, the Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)           Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or Transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)           The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.6, (ii) reflecting admission of additional Limited Partners in the books and records of the Partnership as the Record Holders of Limited Partner Interests and (iii) all additional issuances of Partnership Interests.  The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued.

(d)           The Partnership may issue fractional Units.

(e)           Immediately prior to the closing of the Initial Public Offering, the Partnership may issue Partnership Interests in the manner described in Section 5.11.

Section 5.7             Splits and Combinations.

(a)           The Partnership may make a pro rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b)           Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.8             Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.9             Capital Contribution Events.

(a)           Notwithstanding anything in Section 5.3(c) to the contrary, in the event the Board determines in good faith that additional Capital Contributions from the Limited Partners are necessary to fund the Partnership’s operations (a “Capital Contribution Event”), the Board may issue a notice to each Limited Partner (such notice, together with a notice under Section 5.9(b) for a Unilateral Capital Contribution Event, a “Call Notice”) for an additional Capital Contribution by each Limited Partner (together with a Unilateral Capital Contribution Event under Section 5.9(b), a “Required Contribution”) in an amount equal to such Limited Partner’s pro rata portion (based on Percentage Interest of Units) of the additional Capital Contribution determined to be necessary by the Board not less than fifteen (15) days prior to the date the Board determines such additional Capital Contributions shall be made by the Limited Partners.

(b)           Notwithstanding anything in Section 5.9(a) to the contrary, in the event that the Harbinger Directors determine in good faith that the Partnership’s gross receipts are not anticipated to be sufficient to equal or exceed the estimated expenditures contemplated in the Annual Plan for any six-month period, after considering available bank borrowing capacity of the Partnership or its Subsidiaries, and the Board is unable to reach a decision for a period of thirty (30) or more days regarding the approval of additional Capital Contributions or the incurrence of additional indebtedness to fund the difference between the estimated expenditures and the anticipated gross receipts, then the Harbinger Directors may, in their sole discretion, issue a Call Notice for an additional Capital Contribution (a “Unilateral Capital Contribution Event”) in an amount equal to each Limited Partner’s pro rata portion (based on Percentage Interest of Units) of the difference between such estimated expenditures and anticipated gross receipts.  In lieu of issuing all or a portion of a Call Notice, and notwithstanding anything in this Agreement to the contrary, the Harbinger Directors acting alone may authorize and cause the Partnership to incur, in connection with a Unilateral Capital Contribution Event, additional indebtedness that is on terms satisfactory to the Harbinger Directors and non-recourse to the

Limited Partners to fund the difference between estimated expenditures and anticipated gross receipts.

(c)           All Call Notices shall be expressed in U.S. dollars and shall state the date on which payment is due and the bank(s) or account(s) to which payment is to be made.  Each Call Notice shall specify in reasonable detail the purpose(s) for which such additional Capital Contribution(s) are required, and the amount of the Capital Contribution(s) to be made by each Limited Partner pursuant to such Call Notice.  Each Limited Partner shall contribute any additional Capital Contribution within five (5) Business Days of the date of delivery of the relevant Call Notice.  The Partnership shall use the proceeds of such additional Capital Contributions exclusively for the purpose specified in the relevant Call Notice.

Section 5.10           Failure to Contribute.

(a)           If a Limited Partner fails to contribute all or any portion of a Required Contribution that such Limited Partner (a “Delinquent Partner”) is required to make as provided in this Agreement, then, while such Limited Partner is a Delinquent Partner, each non-Delinquent Partner may (but shall have no obligation to) elect to fund or arrange for a Permitted Transferee to fund (or, if all other non-Delinquent Partners waive their rights under this Section 5.10, to arrange for any other Person who agrees to become a Limited Partner to fund) all or any portion of the Delinquent Partner’s Required Contribution as a Capital Contribution pursuant to this Section 5.10.  If a non-Delinquent Partner so desires to fund such amount, such non-Delinquent Partner shall so notify each of the other non-Delinquent Partners, who shall have five (5) days thereafter to elect to participate in such funding.

(b)           The portion that each participating non-Delinquent Partner may fund as a Capital Contribution pursuant to this Section 5.10 (the “NDM Amount”) shall be equal to the product of (x) the delinquent amount of such Required Contribution multiplied by (y) a fraction, the numerator of which shall be the Percentage Interest then held by such participating non-Delinquent Partner and the denominator of which shall be the aggregate Percentage Interest held by all such participating non-Delinquent Partners; provided, that if any participating non-Delinquent Partner elects to fund less than its full allocation of such amount, the fully participating non-Delinquent Partners shall be entitled to take up such shortfall (allocated, as necessary, based on their respective Percentage Interests).  Upon such funding as a Capital Contribution, at the election of the participating non-Delinquent Partners holding a majority of the aggregate Percentage Interests of all participating non-Delinquent Partners, either:

(i)           the Limited Partner Interest, Percentage Interest and Units of each Partner shall be appropriately adjusted to reflect all such funding (based on total Capital Contributions); provided, however, that if (A) such funding is in connection with a Unilateral Capital Contribution Event or a Capital Contribution Event in which at least one director designated by EXCO and one director designated by Harbinger voted in favor thereof and (B) the Harbinger Member (as defined in the GP LLC Agreement) has not exercised the Full Special Committee Control Rights (as defined in the GP LLC Agreement), then in addition to the dilutive effect caused by one or more Limited Partners funding the Delinquent Partner’s portion of such Required Contribution as set forth in this Section 5.10, (1) the Percentage Interest and Units of such Delinquent Partner shall also be decreased by the Dilution Percentage, and (2) the aggregate Percentage Interest and Units of the participating non-Delinquent Partner(s) who funded such Required Contribution on behalf of such Delinquent Partner shall be increased by the same amount on the same pro rata basis as such participating non-Delinquent Partner(s) funded such Required Contribution; or

(ii)          the Partnership shall issue to each participating non-Delinquent Partner newly created, non-voting preferred Additional Interests (the “NDM Interests”).  The NDM Interests received by each funding non-Delinquent Partner shall (A) have an aggregate capital account (an “NDM Capital Account”) equal to such non-Delinquent Partner’s NDM Amount and (B) be entitled to receive distributions prior to all other Equity Interests in the Partnership until the related NDM Capital Account has been reduced to zero.  For the avoidance of doubt, an NDM Interest shall not entitle the holder thereof to any distributions (whether operating, special, liquidating or otherwise) from the Partnership after the related NDM Capital Account has been reduced to zero.  NDM Interests shall be non-voting Equity Interests in the Partnership.

(c)           Notwithstanding anything in this Section 5.10 to the contrary, the Delinquent Partner may cure such delinquency (i) by contributing its Required Contribution prior to the Capital Contribution being made by another Partner or (ii) on or before the sixtieth (60th) day following the date that the participating non-Delinquent Partner(s) satisfied the Required Contribution, by making a Capital Contribution to the Partnership in an amount equal to the Required Contribution (a “Make-Up Contribution”) and paying to each participating non-Delinquent Partner an amount equal to its NDM Amount multiplied by the Default Interest Rate for the period from the date such participating non-Delinquent Partner funded its NDM Amount to the date that the Delinquent Member makes its Make-Up Contribution (the “Default Interest Amount”).  If a Delinquent Partner cures its delinquency pursuant to Section 5.10(c)(ii) by making a Make-Up Contribution and paying the Default Interest Amount, then (A) first, the Partnership shall distribute to each existing Partner that is a participating non-Delinquent Partner the NDM Amount that such participating non-Delinquent Partner funded pursuant to Section 5.10(b), (B) second, the respective Capital Accounts, Percentage Interests and Units of the Partners, and any issuances or Transfers of Units of the Partners, shall be adjusted with all necessary increases or decreases (in the case of any issuances or Transfers of Units, at the initial price of issuance of such Units) to return the Partners’ Capital Accounts and Percentage Interests status quo ante application of Section 5.10(b), (C) third, all NDM Interests, if any, issued pursuant to Section 5.10(b)(ii) shall be cancelled and (D) fourth, the Percentage Interest and Units of each Partner shall be appropriately adjusted to reflect the Make-Up Contribution (based on total Capital Contributions).  If the delinquency is remedied by the Delinquent Partner making its Required Contribution or Make-Up Contribution as required above, the Delinquent Partner shall no longer be deemed to be in default with respect to the unfunded Required Contribution.  If the default is remedied by funding by the non-Delinquent Partner(s) as a Capital Contribution as set forth above, the Delinquent Partner shall no longer be deemed to be in default with respect to the unfunded Required Contribution.

Section 5.11           Impact of an Initial Public Offering.

(a)           In connection with an Initial Public Offering where the Partnership is the IPO Issuer, concurrent with the closing of the Initial Public Offering, all equity interests of the IPO Issuer (other than equity interests issued and sold to the public in the Initial Public Offering and the Incentive Distribution Rights, if any) will be allocated among the holders of equity in the IPO Issuer immediately prior to the Initial Public Offering based upon the amount of cash each such equityholder would receive if cash in an amount equal to the aggregate value of such equity interests were distributed pursuant to Section 6.3(b).  If multiple classes of equity securities are issued in connection with the Initial Public Offering, all equity securities issued in connection with the Initial Public Offering shall be deemed to have the value of the equity securities issued and sold to the public in the Initial Public Offering and each class of outstanding equity securities prior to the Initial Public Offering shall receive a pro rata portion of each class of equity securities. Concurrent with the closing of the Initial Public Offering, the General Partner may, in its sole discretion, cause the Partnership to issue Incentive Distribution Rights to the General Partner.

(b)           In connection with an Initial Public Offering where the Partnership is not the IPO Issuer, (i) any equity of the IPO Issuer issued (other than those issued and sold to the public in the Initial Public Offering and any Incentive Distribution Rights) shall be issued to the Partnership and (ii) the General Partner may, in its sole discretion, cause the IPO Issuer to issue Incentive Distribution Rights of the IPO Issuer to the General Partner.

(c)           The General Partner shall have the sole authority, free of any fiduciary duty or obligation whatsoever to the Limited Partners, to establish the rights and obligations of the Common Units, subordinated units, if any, and Incentive Distribution Rights issued in connection with any Initial Public Offering, including, without limitation:

(i)           the minimum quarterly distribution of the IPO Issuer;

(ii)          the period for which subordinated units, if any, will be subordinated in right to participate in cash distributions of the IPO Issuer and other events that would result in the subordinated units converting to Common Units;

(iii)         the “target distributions” of the IPO Issuer as they relate to the right of the holder(s) of Incentive Distribution Rights to participate in increasing cash distributions of the IPO Issuer;

(iv)         the right of the General Partner to require a successor general partner to purchase any Incentive Distribution Rights that it then holds upon the removal of the General Partner under certain circumstances; and

(v)          the voting rights attributable to Incentive Distribution Rights and the treatment thereof as they pertain to certain matters submitted to vote (including matters requiring a Unit Majority).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1             Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a)           Net Income.  After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Partnership Interests, Net Income for each taxable period and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in determining Net Income for such taxable year shall be allocated as follows:

(i)           First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable years is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years;

(ii)           Second, to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, in an amount equal to the aggregate Net Losses allocated to the General Partner and the Unitholders pursuant to Section 6.1(b)(i) for all previous taxable years until the aggregate Net Income allocated to the General Partner and the Unitholders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner and the Unitholders pursuant to Section 6.1(b)(i) for all previous taxable years; and

(iii)           Third, the balance, if any, 100% to the General Partner and Unitholders in accordance with their respective Percentage Interests.

(b)           Net Losses.  After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Partnership Interests, Net Losses for each taxable period and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in determining Net Losses for such taxable year shall be allocated as follows:

(i)           First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests; provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)           Second, the balance, if any, 100% to the General Partner.

(c)           Net Termination Gains and Losses.  Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period and amounts distributed pursuant to Section 12.4 shall be allocated so that, to the maximum extent possible, each such Person’s Capital Account is equal to (i) the amount that would be distributed to such Person if the net proceeds from such Capital

Transactions or amounts distributed pursuant to Section 12.4, as applicable, were distributed in the manner set forth in Section 6.3(b) minus (ii) such Person’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3(a)(i) or Section 6.3(a)(ii) have been made.

(d)           Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i)           Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(v) and Section 6.1(d)(vi)).  This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)          Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and Section 6.1(d)(vi), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)         Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iii) were not in this Agreement.

(iv)         Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iii) and this Section 6.1(d)(iv) were not in this Agreement.

(v)           Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners pro rata.  If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)         Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)        Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners pro rata.

(viii)       Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Loss (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)         Curative Allocation.

(1)           Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1 and Simulated Depletion and Simulated Loss had been included in the definition of Net Income and Net Loss.  In exercising its discretion under this Section 6.1(d)(ix)(1), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.  Allocations pursuant to this Section 6.1(d)(ix)(1) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(2)           The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(1) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(1) among the Partners in a manner that is likely to minimize such economic distortions.

(x)           Priority Allocations.  Items of Partnership gross income or gain for the taxable year, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, pro rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(x) for the current taxable year and all previous taxable years is equal to the aggregate amount of Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (A) an amount equal to the quotient determined by dividing (y) the General Partner’s Percentage Interest by (z) the sum of 100 less the General Partner’s Percentage Interest times (B) the sum of the amounts allocated in clause (1) above.

(e)           Simulated Depletion and Simulated Loss.

(i)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated among the General Partner and the Unitholders in accordance with their respective Percentage Interests.

(ii)          Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under Section 6.2(c)(i).

Section 6.2             Allocations for Tax Purposes.

(a)           Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)           The deduction for depletion with respect to each separate Depletable Property shall be computed for federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code.  Except as provided in Section 6.2(c), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each Depletable Property shall be allocated among the Partners pro rata.  Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

(c)           For the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate Depletable Property, the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

(i)           first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b); and

(ii)           second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.2(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time.  All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d)           In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the

Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner; provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(e)           The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(f)           In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(g)           All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h)           Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3             Distributions of Available Cash.

(a)           An amount equal to 100% of Available Cash with respect to each Quarter shall be distributed in accordance with this Section 6.3(a) by the Partnership to the Partners as of the Record Date selected by the General Partner within forty-five (45) days after the end of such Quarter.  Except as otherwise required in respect of additional Partnership

Interests or other securities issued pursuant to Section 5.6 or Section 5.10, Available Cash shall be distributed as follows:

(i)           first, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until there has been distributed pursuant to this Section 6.3(a)(i) for the then-current Distribution Period in respect of each Common Unit then Outstanding an amount equal to the Threshold Amount; and

(ii)           second, the balance, if any, (x) to the General Partner in accordance with its Percentage Interest with respect to its Notional General Partner Units, (y) 23% to the holders of Incentive Distribution Rights, pro rata, and (z) to all Unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii).

(b)           In the event of a Capital Transaction and to the extent that an amount equal to the Net Cash Proceeds from such transaction are not otherwise designated by the Board to be reinvested in the replacement of capital assets by the Partnership or applied to the repayment of a Group Member’s debt or otherwise reserved to provide for the reasonably anticipated obligations of the Company, such Net Cash Proceeds shall be distributed as follows:

(i)           first, to the General Partner and the Unitholders, pro rata, until the amount distributed in respect of each Unit equals the Unrecovered Preference Amount; and

(ii)           second, the balance, if any, (x) to the General Partner in accordance with its Percentage Interest with respect to its Notional General Partner Units, (y) 23% to the holders of the Incentive Distribution Rights, pro rata, and (z) to all Unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii).

(c)           In the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d)           Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)           Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required or permitted to make a distribution to any Person in violation of the Delaware Act or other applicable Law.  Any distributions pursuant to this Section 6.3 made in error or in violation of applicable Law, will, upon demand by the General Partner, be returned to the Partnership.

Section 6.4            Adjustment of Threshold Amount.  In the event of a distribution of net proceeds pursuant to Section 6.3(b) in connection with a Significant Transaction, following such distribution the then-applicable Threshold Amount shall be reduced by an amount equal to the product of (x) the Threshold Amount as in effect immediately prior to such adjustment multiplied by (y) a fraction, the numerator of which is the Threshold Base Amount immediately after giving effect to such distribution and of which the denominator is the Threshold Base Amount immediately prior to giving effect to such distribution.  In the event of any Capital Contributions after the Closing Date (other than adjustments made pursuant to the Contribution Agreement) in which additional Partnership Interests are not issued, the Threshold Amount shall be increased by an amount equal to the product of (x) the Threshold Amount as in effect immediately prior to such adjustment multiplied by (y) a fraction, the numerator of which is the Threshold Base Amount immediately after giving effect to such Capital Contribution and of which the denominator is the Threshold Base Amount immediately prior to giving effect to such Capital Contribution.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1             Management.

(a)           The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable Law or that are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)           the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii)          the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)         the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Article XIV);

(iv)         the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)          the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if it results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)         the distribution of cash or cash equivalents by the Partnership;

(vii)        the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii)       the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)         the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x)          the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at Law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of Claims and litigation;

(xi)         the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xii)        the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii)       the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv)       the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv)        the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)           Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the Partnership and its Subsidiaries of all agreements, instruments, certificates and other documents contemplated by the Contribution Agreement to which the Partnership or its Subsidiaries is or is to be made a party in accordance therewith, including the Administrative Services Agreement, the Operating Agreements, the Gas Marketing Agreement and the Shared Assets Agreement and (ii) agrees that the Partnership (on its own behalf or on behalf of its Subsidiaries) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence on behalf of itself and on behalf of its Subsidiaries from and after the closing of the transactions contemplated by the Contribution Agreement, in each case in accordance with the terms thereof.

(c)           As used in the following provisions of this Article VII, the term Partnership Interest shall include any Derivative Instruments.

Section 7.2             Replacement of Fiduciary Duties.  Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable Law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3             Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of  Delaware as required by the Delaware Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  If the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4             Reimbursement of the General Partner.

(a)           The General Partner shall be reimbursed by the Partnership Group on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the expenses that are allocable to the General Partner or any member of the Partnership Group.  Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.  The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b)           The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(a).  Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the Transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.4.

Section 7.5             Outside Activities.

(a)           The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the direct or indirect provision of management, advisory and administrative services to its Affiliates or to other Persons.

(b)           Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member.  No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at Law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).  No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at Law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided, that such Unrestricted Person does not engage in such other business venture or activity as a result of or using Confidential Information.

(d)           The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.  The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6             Performance of Duties; No Liability of Indemnitees.  No Indemnitee (in its capacity as such) shall have any duty to the Partnership or any Partner of the Partnership except as expressly set forth herein or in other agreements to which such Persons are party or as required by applicable Law.  No Indemnitee shall be liable to the Partnership, and no Indemnitee (in its capacity as such) shall be liable to any Partner, for any loss or damage sustained by the Partnership or such Partner (as applicable), unless such loss or damage shall (as finally determined by a court of competent jurisdiction) have resulted from such Person’s fraud or willful misconduct or, in the case of any Partner, willful breach of this Agreement.  In performing such Person’s duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid) of the following other Persons or groups: one or more officers or employees of the Partnership or the General Partner, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Partnership, or any other Person who has been selected with reasonable care by or on behalf of the Partnership, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 17-407 of the Delaware Act.  No Indemnitee (in its capacity as such) shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Partnership, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being an Indemnitee.  Nothing in this Agreement shall limit the liabilities and obligations of the Indemnitees, or entitle any Indemnitee to indemnification hereunder from the Partnership with respect to any Claims made under, when acting in any capacity for or on behalf of the Partnership other than those expressly described above.  For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Partner to any other Partner for breach of this Agreement.

Section 7.7             Right to Indemnification.  Subject to the limitations and conditions as provided in this Section 7.7, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was an Indemnitee or, in each case, a representative thereof shall be indemnified by the Partnership to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said Law permitted the Partnership to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Loss”), unless (a) such Loss shall have been finally determined by a court of competent jurisdiction to have resulted from such Person’s fraud, willful misconduct or, in the case of any Partner, willful breach of this Agreement.  Indemnification under this Section 7.7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Section 7.7, including the rights to advancement granted under Section 7.8, shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.  The foregoing indemnification is for the benefit of the Persons identified above acting in the capacities described above and not in any other capacity.  For the avoidance of doubt and notwithstanding anything in this Section 7.7 to the contrary, nothing in this Agreement shall provide for any indemnification of any Partner or any legal representative thereof in respect of any Proceeding by any other Partner against such Partner for breach of this Agreement or any Affiliate Contract (as defined in the GP LLC Agreement).

Section 7.8             Advance Payment.  The right to indemnification conferred in Section 7.7 shall include the right to be paid or reimbursed by the Partnership for the reasonable out-of-pocket expenses incurred by a Person entitled to be indemnified under Section 7.7 who was, or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Partnership of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under Section 7.7 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under Section 7.7 or otherwise.

Section 7.9             Indemnification of Employees and Agents.  The Partnership, at the direction of the General Partner, may indemnify and advance expenses to an employee or agent of the Partnership to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 7.7 and Section 7.8.

Section 7.10           Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the Partnership, at the sole discretion of the General Partner, may pay or reimburse reasonable out-of-pocket expenses incurred by an Indemnitee, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 7.11           Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in Section 7.7 and Section 7.8 shall not be exclusive of any other right that an Indemnitee may have or hereafter acquire under any Law (common or statutory) or provision of this Agreement.

Section 7.12             Insurance.  The General Partner may obtain and maintain, at the Partnership’s or a member of the Partnership Group’s expense, insurance to protect the Indemnitees, employees and agents from any expense, liability or loss arising out of or in connection with such Person’s status and actions as an Indemnitee, employee or agent.  In addition, the General Partner may cause the Partnership to purchase and maintain insurance, at the Partnership’s expense, to protect the Partnership and any other Indemnitee, employee or agent of the Partnership who is or was serving at the request of the Partnership as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

Section 7.13           Other Indemnification Agreements.

(a)           The Partnership hereby agrees that (i) the obligation of the Partnership under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such

Indemnitee in connection therewith and any obligation on the part of any Indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Partnership’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Partnership, (ii) the Partnership shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable Law and as required by the terms of this Agreement and any Other Indemnification Agreement, without regard to any rights an Indemnitee may have against the Persons other than Subsidiaries of the Partnership which have agreed to indemnify or advance expenses to such Indemnitee (“Indemnitee-Related Entities”), and (iii) the Partnership irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof.  In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Partnership, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Partnership, and such Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including the execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights.  The Partnership and each Indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 7.13(a), entitled to enforce this Section 7.13(a) as though each of the Indemnitee-Related Entities were a party to this Agreement.

(b)           Except as provided in Section 7.13(a), the Partnership shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that an Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(c)           Except as provided in Section 7.13(a), the Partnership’s obligation to indemnify or advance expenses hereunder to an Indemnitee who is or was serving at the request of the Partnership as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any Subsidiary shall be reduced by any amount such Indemnitee has actually received as indemnification payments or advancement of expenses from such Subsidiary.  Notwithstanding any other provision of this Agreement to the contrary, (i) an Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnitee prior to the Partnership’s satisfaction and performance of all its obligations under this Agreement and (ii) the Partnership shall perform fully its obligations under this Agreement without regard to whether such Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any Person other than the Partnership.

Section 7.14           Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court or other Governmental Authority of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.15           Standards of Conduct and Modification of Duties.

(a)           Whenever the General Partner makes a determination or takes or declines to take any other action in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other Law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner will be deemed to be in good faith unless the General Partner believed such determination, other action or failure to act was adverse to the interests of the Partnership.  In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)           Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at Law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by Law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other Law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases are used in this Agreement, it indicates that the General Partner is acting in its individual capacity.  For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c)           Each of the Partnership and the Partners acknowledges and agrees that the General Partner shall be governed in accordance with the GP LLC Agreement and that, pursuant to the GP LLC Agreement, each member of the Board may decide or determine any matter subject to the Board’s approval in the sole and absolute discretion of such member, and that such member of the Board shall have the right to make such determination solely on the basis of the interests of the member of the General Partner that designated such member of the Board.  Each of the Partnership and the Partners hereby agrees that any Claims against, actions, rights to sue, other remedies or other recourse to or against any member of the Board for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Partnership and each Partner, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Partners of the obligations provided in such agreements.

(d)           Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)           The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.15.

Section 7.16           Other Matters Concerning the General Partner and Indemnitees.

(a)           The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)           The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)           The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.17           Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests.  As long as

Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.18           Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives, to the fullest extent permitted by Law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1             Records and Accounting; Auditors.

(a)           The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a).  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP.  The Partnership shall not be required to keep books maintained on a cash basis, and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

(b)           The independent registered public accounting firm and the external audit service provider of the Partnership shall initially be KPMG, LLP, until such firm resigns or is removed by the Board.  Thereafter, the Board shall select the independent registered public accounting firm and the external audit service provider of the Partnership.

Section 8.2             Fiscal Year.  The fiscal year of the Partnership for financial statement purposes (the “Book Fiscal Year”) and federal and applicable state and local income tax purposes (the “Tax Fiscal Year”) will be as determined by the General Partner or required under the Code; provided, that, for so long as the Harbinger Partner consolidates the financial statements of the Partnership with any Affiliate of the Harbinger Partner for accounting purposes, the Book Fiscal Year end shall be the book fiscal year end of the Harbinger Partner (for the avoidance of doubt, initially September 30) unless otherwise determined by the Harbinger Partner.

Section 8.3             Reports.

(a)           As soon as practicable, but in no event later than fifty (50) days following the close of each Book Fiscal Year of the Partnership, the General Partner shall cause to be delivered, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such Book Fiscal Year of the Partnership, presented in accordance with GAAP, including a balance sheet, a statement of income and comprehensive income, a statement of Partners’ equity and a statement of cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information, if any, as may be required by applicable Law or regulation or as the General Partner determines to be necessary or appropriate.

(b)           As soon as practicable, but in no event later than thirty (30) days after the close of each Quarter except the last Quarter of each Book Fiscal Year, the General Partner shall cause to be delivered, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership for such Quarter prepared in accordance with GAAP for interim reporting, including a balance sheet, a statement of income and comprehensive income, a statement of Partners’ equity and a statement of cash flows and such other information, if any, as may be required by applicable Law or regulation or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1             Tax Returns and Information.  The General Partner shall cause the Partnership to prepare and timely file, or cause to be prepared and timely filed, all tax returns of the Partnership that are required for federal, state and local income tax and other applicable tax purposes; provided, that, no later than ten Business Days prior to the due date for filing any member of the Partnership Group’s federal and state income tax returns (including information returns), the General Partner shall provide a written or electronic copy of such tax returns (and relevant supporting workpapers) to the Harbinger Partner for review and comment and the General Partner shall make revisions to such tax returns as are reasonably requested by the

Harbinger Partner within five Business Days following the Harbinger Partner’s receipt of such tax returns from the General Partner; provided further, that if the Harbinger Partner has not so requested such revisions within such five Business Day period, then the Harbinger Partner shall be deemed to have no comments to any such tax returns.  The Partnership shall furnish to each Record Holder the tax information reasonably required for federal, state and local income tax reporting purposes with respect to a taxable period within 90 days of the close of the calendar year in which the Partnership’s taxable period ends.

Section 9.2             Accounting Methods; Tax Elections.

(a)           The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes; provided, that, subject to the other provisions of this Section 9.2, the Partnership may change the method of accounting used for federal income tax purposes, should a change be possible and desirable (as determined by the General Partner in its sole discretion).

(b)           The Partnership shall make an election under Section 754 of the Code in accordance with applicable Regulations promulgated thereunder, for the first taxable year in which there is a transfer or Partnership distribution to which such election would apply.

(c)           Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement; provided, that no material tax election (other than an election under Section 754 of the Code) or selection of a material tax accounting method or convention shall be made without the prior written consent of each of the Harbinger Partner and the EXCO Partner, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the election under Section 6231(a)(1)(B)(ii) of the Code shall not be made with respect to the Partnership without the prior written consent of each Record Holder.

Section 9.3             Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Code Section 6231) as of the date hereof, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds that have been approved for such purposes by the General Partner for professional services and costs associated therewith.  On or before the fifth Business Day after becoming aware of any significant federal and state income tax matters with respect to the Partnership, including any tax audit, examination or proceeding with respect to the federal and state income tax matters of any member of the Partnership Group (any such matter, a “Tax Matter”), the General Partner shall inform the Harbinger Partner of such Tax Matter and shall deliver to the Harbinger Partner copies of all written communications it may receive with respect to such Tax Matter.  The General Partner shall allow the Harbinger Partner to participate in any decisions relating to such Tax Matter and shall not settle any such Tax Matter without the Harbinger Partner’s prior written consent not to be unreasonably withheld.  Without the consent of the Harbinger Partner, which consent shall not be unreasonably withheld, the General Partner shall not extend the statute of limitations with respect to any federal or state income tax liability of any member of the Partnership Group, meet with or initiate contact with any federal or state tax authorities, file a request for administrative adjustment on behalf of any member of the Partnership Group with respect to any federal or state income tax matter, file suit on behalf of any member of the Partnership Group concerning any federal or state income tax refund or deficiency or take any action contemplated by Sections 6222 through 6231 of the Code.  In the event the “TEFRA audit provisions” of Code Section 6221 et seq. apply by their terms, the Tax Matters Partner shall ensure that each Record Holder is a notice partner within the meaning of Section 6231(a)(8) of the Code.  Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 9.4             Withholding; Tax Payments.

(a)           The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)           Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local Law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

Section 9.5             Texas Margin Tax Sharing Agreement.  If Texas Law allows or requires any Partner and the Partnership to participate in the filing of a  Texas margin tax combined group report and such a combined group report is filed by such Partner and such Partner pays the Texas margin tax liability due in connection with such report, the Partners agree that the Partnership shall promptly reimburse the filing Partner for the margin tax paid on behalf of the Partnership as a combined group member.  The margin tax paid on behalf of the Partnership shall be equal to the margin tax that the Partnership would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group.  The Partners agree that the filing Partner may deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Partnership and paid by Harbinger and that the Partnership’s reimbursement obligation shall be limited to the after-tax cost of the Texas margin tax attributable to the Partnership and paid by the filing Partner, computed based on the highest marginal federal tax rate applicable to corporations.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1           Admission of Limited Partners.

(a)           A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof.  Upon the issuance by the Partnership of Common Units and Incentive Distribution Rights to the Initial Limited Partners as described in Article V, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units and Incentive Distribution Rights issued to them.

(b)           By acceptance of the Transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, each Transferee of, or other such Person acquiring, Limited Partner Interests (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so Transferred or issued to such Person when any such Transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so Transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the Transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The Transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.  A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(c)           The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)           Any Transfer of a Limited Partner Interest shall not entitle the Transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the Transferor was entitled until the Transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2           Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the Transferee of or successor to all of the General Partner Interest pursuant to Section 4.4 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the Transfer of the General Partner Interest pursuant to Section 4.4; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.4 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3           Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by Law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Section 10.4           Representations and Warranties.  Each Partner hereby represents and warrants to the Partnership and each other Partner that:

(a)           Power and Authority.  Such Partner has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)           No Conflicts.  None of the execution, delivery and performance of this Agreement (i) constitutes or will constitute a violation of the organizational documents of such Partner or (ii) constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any agreement to which such Partner is a party or by which it is or its assets are bound, except for any breaches, violations or defaults, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, properties or results of operations of the Partnership Group, taken as a whole;

(c)           Own Account.  Such Partner has acquired or is acquiring its Partnership Interest in the Partnership for investment purposes only for its own account and not with a view to any distribution, reoffer, resale or other disposition that is not in compliance with the Securities Act or any applicable state securities laws;

(d)           Expertise.  Such Partner alone, or together with its representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Partnership proposes to engage in particular, that such Partner is capable of evaluating the merits and economic risks of acquiring and holding Partnership Interests, and that such Partner is able to bear all such economic risks now and in the future;

(e)           Awareness of Economic Risk.  Such Partner is aware that it must bear the economic risk of such Partner’s investment in the Partnership for an indefinite period of time because Partnership Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Partnership Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(f)           No Registration Rights.  Such Partner is aware that only the Partnership can take action to register Partnership Interests in the Partnership under the Securities Act and that the Partnership is under no such obligation and does not propose or intend to attempt to do so;

(g)           Transfer Restrictions.  Such Partner is aware that this Agreement provides restrictions on the ability of a Partner to Transfer Partnership Interests, and such Partner will not seek to effect any Transfer of Partnership Interests other than in accordance with such restrictions; and

(h)           Accredited Investor.  Such Partner is, and at such time that it makes any additional Capital Contributions to the Partnership will be, an “accredited investor” within the meaning of Rule 501 under the Securities Act (an “Accredited Investor”) unless such status as an Accredited Investor is not required in order for the Transfer of Partnership Interests to such Partner to be exempt from registration under the Securities Act.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1           Withdrawal of the General Partner.

(a)           The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)           The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)          The General Partner transfers all of its General Partner Interest pursuant to Section 4.4;

(iii)         The General Partner is removed pursuant to Section 11.2;

(iv)         The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any Law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)          A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)         (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)           Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner.  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, if applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2.  Any successor General Partner elected in accordance with the terms of this Section 11.1(b) shall be subject to the provisions of Section 10.2.

Section 11.2           Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 85% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class.  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class (including Common Units held by the General Partner and its

Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, if applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, if applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that such removal (following the selection of a successor General Partner) would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes to the extent not already so treated or taxed.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3           Interest of Departing General Partner and Successor General Partner.  The Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.  In the event the General Partner withdraws or is removed, upon the admission of a successor General Partner, the General Partner Interest of the Departing General Partner shall be cancelled.

Section 11.4          Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a Transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so Transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so Transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1          Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership.  Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)           an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)           an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c)           the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)           at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2           Continuation of the Business of the Partnership After Dissolution.  Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by Law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)           the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)          if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)         the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (if not already so treated or taxed).

Section 12.3          Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Units, voting as a single class.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Units, voting as a single class.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Units, voting as a single class.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4           Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)           The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of this Section 12.4 to have received cash equal to its Fair Market Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.  The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)           Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)           All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in the manner set forth in Section 6.3(b).

Section 12.5           Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6           Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7           Waiver of Partition.  To the maximum extent permitted by Law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8           Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1           Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)           a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)           admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)           a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)           a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)           a change in the Book Fiscal Year, Tax Fiscal Year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Book Fiscal Year, Tax Fiscal Year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)           an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)           an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Instruments pursuant to Section 5.6, including an amendment that, in connection with the Initial Public Offering, is necessary or appropriate to carry out the intent of Section 5.11;

(h)           any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)           an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)           an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)           a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l)           any other amendments substantially similar to the foregoing.

Section 13.2           Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner.  To the fullest extent permitted by Law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by Law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the General

Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware Law.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment.  If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any amendments.

Section 13.3           Amendment Requirements.

(a)           Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b)           Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)           Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.  If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)            Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 80% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership Law of the state under whose laws the Partnership is organized.

(e)           Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 80% of the Percentage Interests of all Limited Partners.

Section 13.4           Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.  Special meetings of the Limited Partners may be called by the General Partner.  A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 15.1.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the Law of any other state in which the Partnership is qualified to do business.

Section 13.5           Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6           Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.  If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7           Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8           Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9           Quorum and Voting.  The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest.  At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of Law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required.  The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.  In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10         Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11         Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted; provided, that so long as the EXCO Partner is a Limited Partner, such approval in writing setting forth the action so taken is approved and signed by the EXCO Partner.  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Partnership Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Partnership Interests that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Partnership Interests acting by written consent without a meeting.

Section 13.12         Right to Vote and Related Matters.

(a)           Only those Record Holders of the Outstanding Partnership Interests on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Partnership Interests have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Partnership Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Partnership Interests.

(b)           With respect to Partnership Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Partnership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Partnership Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Partnership Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.2.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1           Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2           Procedure for Merger or Consolidation.

(a)           Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by Law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law, rule or regulation or at equity.

(b)           If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)           the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)          the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)         the terms and conditions of the proposed merger or consolidation;

(iv)         the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii)

in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)          a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)         the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)        such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3           Approval by Limited Partners.

(a)           Except as provided in Section 14.3(d) the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)           Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)           Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)           Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (if not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)           Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (if not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, and (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation.

(f)           Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4           Certificate of Merger.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5           Effect of Merger or Consolidation.

(a)           At the effective time of the certificate of merger:

(i)           all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)           the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)           all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)           all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

Section 14.6           Savings Clause.  Nothing in this Article XIV shall limit or modify the rights or obligations of any party pursuant to Section 4.10.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1           Addresses and Notices; Written Communications.

(a)           Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (ii) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (iii) on the date of delivery if delivered personally, or (iv) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below.  All notices, requests and consents to be sent to a Partner must be sent to or made at the address given for that Partner on Exhibit A, or such other address as that Partner may specify by notice to the General Partner.  Any notice, request or consent to the Partnership or the General Partner must be given to the General Partner or, if appointed, the secretary of the General Partner at the General Partner’s principal executive offices.  Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(b)           The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 15.2           Confidential Information.  No Partner shall, and each Partner shall cause its Affiliates not to, disclose (except to such Partner’s attorneys, accountants and representatives who agree to keep such information confidential or are bound by fiduciary or other existing obligations of confidentiality), to any third party, either during his or its association with the Partnership or thereafter, any Confidential Information of which the Partner is or becomes aware.  Each Partner in possession of Confidential Information shall, and each Partner shall cause its Affiliates that are in possession of Confidential Information to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.  Notwithstanding the above, a Partner may disclose Confidential

Information to its Affiliates who are made aware of the provisions of this Section 15.2 or to the extent (a) the disclosure is necessary for the Partner and/or the Partnership’s agents, representatives, and advisors to fulfill their duties to the Partnership pursuant to this Agreement and/or other written agreements, (b) the disclosure is required by Law, Governmental Authority or the rules of any securities exchange on which securities of the Partner or any of its Affiliates is listed (including information required in any filings under the Exchange Act, or the Securities Act in connection with any securities offerings), or (c) such disclosure is made to a Person in connection with a proposed Transfer permitted by this Agreement who has signed an agreement imposing upon such Person restrictions on use and disclosure of the Confidential Information.  No Partner shall, and each Partner shall cause its Affiliates not to, make or issue any press release or public announcement with respect to the Partnership or Investor Group without the prior written approval of each other Partner, unless required by Law, Governmental Authority or the rules of any securities exchange on which securities of the Partner or any of its Subsidiaries are listed, in which case the Partner issuing such press release or public announcement shall provide written notice and a copy of such required press release or public announcement to each other Partner not less than two (2) Business Days prior to the date of such press release or public announcement; provided, further, that the Harbinger Group, the EXCO Group and their respective Affiliates and authorized representatives shall be permitted to disclose such information regarding such Partner’s investment in the Partnership and its Subsidiaries, the financial performance of the Partnership and its Subsidiaries, operations of the Partnership and its Subsidiaries and such other information relevant to such Partner’s investment in the Partnership (but excluding any information concerning another Partner that is not in the public domain and excluding any trade secrets or other proprietary information relating to intellectual property of the Partnership or another Partner) to the equityholders and prospective investors of such Partner and its Affiliates who are under duties or obligations of confidentiality.

Section 15.3           Entire Agreement.  This Agreement constitutes the entire agreement among the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership and the matters addressed or governed hereby, whether oral or written.

Section 15.4           Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Partnership.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 15.5          Binding Effect.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors and permitted assigns and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Transferees, or otherwise. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

Section 15.6           Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate of Limited Partnership or any mandatory provision of the Delaware Act, the applicable provision of the Certificate of Limited Partnership or the Delaware Act shall control.

Section 15.7           Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process.  EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.8           Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND

WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 15.9           Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 15.10         Waiver of Certain Rights.  Each Partner irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Partnership except as provided herein or to maintain any action for dissolution (whether pursuant to Section 17-802 of the Delaware Act or otherwise) of the Partnership or for partition of the property of the Partnership and confirms that such waivers are a material term of this Agreement.

Section 15.11         Notice to Partners of Provisions.  By executing this Agreement, each Partner acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on the transfer set forth in Article IV) and (b) all of the provisions of the Certificate of Limited Partnership.

Section 15.12         Counterparts.  This Agreement may be executed in multiple counterparts, any of which may be delivered via facsimile or PDF, with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 15.13         Headings.  The headings used in this Agreement are for the purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.

Section 15.14        Construction.  Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine, and neuter and (b) terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, and such words do not refer to the Delaware Act or any particular section, clause or provision of this Agreement.  All references to a Person include such Person’s successors and, except as otherwise set forth in this Agreement, permitted assigns.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.  The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The term “or” is not exclusive.  The definitions set forth or referred to in Article I will apply equally to both the singular and plural forms of the terms defined and derivative forms of defined terms will have correlative meanings.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with GAAP.  The parties acknowledge that this Agreement has been negotiated by such parties with the benefit of counsel and, accordingly, any principle of law that provides that any ambiguity in a contract or agreement shall be construed against the party that drafted such contract or agreement shall be disregarded and is expressly waived by all of the parties hereto.

Section 15.15         Remedies.  The Partnership and the Partners shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Partnership or any Partners may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.  In addition, any successful Partner is entitled to costs related to enforcing this Agreement, including reasonable and documented attorneys’ fees and court costs.  THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

Section 15.16         Severability.  To the maximum extent permitted under applicable Law, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.17         Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.18         Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 15.19         Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 15.20         Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

EXCO/HGI GP, LLC

By:	/s/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

ORGANIZATIONAL LIMITED PARTNER:

EXCO HOLDING MLP, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President, General Counsel and Secretary

INITIAL LIMITED PARTNERS:

EXCO HOLDING MLP, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President, General Counsel and Secretary

HGI ENERGY HOLDINGS, LLC

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Vice President, Counsel and Corporate Secretary

Signature Page to
Amended and Restated Agreement of Limited Partnership
of EXCO/HGI Production Partners, LP